UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
ADIENT PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Adient plc
Proxy Statement and Notice of
2026 Annual General Meeting of Shareholders
Important Notice Regarding the Availability of Proxy
Materials for the Annual General Meeting of Shareholders
to be held on March 10, 2026
The Notice of Annual General Meeting, Proxy Statement and the 2025
Annual Report are available at https://materials.proxyvote.com/G0084W.

NOTICE OF 2026
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF ADIENT PLC:

What:	2026 Annual General Meeting of Shareholders

When:	12:30 p.m., local time, on Tuesday, March 10, 2026

Where:	Clayton Hotel Dublin Airport Central, Dublin, Ireland

Items of Business:	1. To elect, by separate resolutions, the following eight directors for a period of one year, expiring at the end of Adient’s Annual General Meeting of Shareholders in 2027:
	Julie L. Bushman	Jodi E. Eddy	Frederick A. Henderson
	Peter H. Carlin	Richard Goodman	Barb J. Samardzich
	Jerome J. Dorlack	José M. Gutiérrez

2. To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2026 and to authorize, by binding vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration;

3. To approve, on an advisory basis, our named executive officer compensation, as described in the accompanying Proxy Statement;

4. To renew the Board of Directors’ authority to issue shares under Irish law;

5. To renew the Board of Directors’ authority to opt-out of statutory preemption rights under Irish law;

6. To receive and consider Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2025, and the reports of the directors and auditors thereon, and to review the affairs of Adient; and

7. To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

Proposals 1, 2, 3 and 4 are ordinary resolutions, which require the approval of a simple majority of votes cast at the meeting, assuming a quorum is present. Proposal 5 is a special resolution, which requires at least 75% of the votes cast at the meeting, and is conditional upon the approval of Proposal 4, as required by Irish law. There is no requirement under Irish law that Proposal 6 related to the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2025, or the directors’ and auditors’ reports thereon, be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. Adient’s Irish Statutory Accounts will be available at https://materials.proxyvote.com/G0084W on or about February 4, 2026.

Who Can Vote:	Shareholders of record at the close of business on January 14, 2026.

Voting:	YOUR VOTE IS VERY IMPORTANT. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested or received a hard copy of the proxy materials, on your enclosed proxy card. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder of Adient to attend, speak and vote on your behalf. Proxies may be appointed at the times and in the manner set out in the proxy card.

Annual General Meeting Admission:	If you wish to attend the Annual General Meeting in person, please refer to the section entitled “Annual General Meeting Attendance” in the accompanying Proxy Statement for further details.

Annual General Meeting Questions:
PLEASE NOTE: The Annual General Meeting is expected to last less than 30 minutes. If you have any questions about the Annual General Meeting, please:
      •      e-mail shareholder.services@adient.com; or

      •      call 1-734-254-3330.

By Order of the Board of Directors,
Heather M. Tiltmann
Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary
January 21, 2026

Adient plc 25 North Wall Quay Dublin 1, Ireland D01 H104
January 21, 2026
Dear Shareholder:
The Adient plc 2026 Annual General Meeting of Shareholders will convene on Tuesday, March 10, 2026, at 12:30 p.m., local time, at the Clayton Hotel Dublin Airport Central, Dublin, Ireland. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a copy of the Proxy Statement and 2025 Annual Report by mail. Please refer to the accompanying Proxy Statement, which details the business we will conduct at the Annual General Meeting.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We believe this process will expedite the receipt of proxy materials by our shareholders and will lower the costs and reduce the environmental impact of our Annual General Meeting. Accordingly, on or about January 21, 2026, we will mail to our shareholders either a Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying Proxy Statement, our 2025 Annual Report and our Irish Statutory Accounts for fiscal year 2025 via the Internet, as well as how to vote online. The Notice of Internet Availability of Proxy Materials and the Proxy Statement will also contain instructions about how you can request a paper copy of the proxy materials. Shareholders should not regard the 2025 Annual Report, which includes our audited financial statements, or our Irish Statutory Accounts, as proxy solicitation materials. Even if you have elected not to receive printed proxy materials, you may access them electronically at https://materials.proxyvote.com/G0084W.
For information on how to attend the Annual General Meeting, please read the section entitled “Annual General Meeting Attendance” in the accompanying Proxy Statement.
To ensure that you have a say in the governance of Adient, the compensation of its executive officers and the other matters presented for vote at the 2026 Annual General Meeting of Shareholders, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of Adient.
Thank you for your continued support of Adient.
Sincerely,
ADIENT PLC

Frederick A. Henderson	Jerome J. Dorlack
Chair of the Board	President and Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT	2
QUESTIONS AND ANSWERS	2
PROPOSAL ONE: ELECTION OF DIRECTORS	7
DIRECTOR NOMINEES	8
CORPORATE GOVERNANCE HIGHLIGHTS	11
CORPORATE GOVERNANCE	11
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	15
BOARD AND COMMITTEE INFORMATION	15
PROPOSAL TWO: RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2026 AND AUTHORIZATION, BY BINDING VOTE, OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION	17
AUDIT COMMITTEE REPORT	18
PROPOSAL THREE: APPROVAL, ON AN ADVISORY BASIS, OF ADIENT’S NAMED EXECUTIVE OFFICER COMPENSATION	20
COMPENSATION DISCUSSION AND ANALYSIS	21
HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT	33
EXECUTIVE COMPENSATION TABLES	34
NON-EMPLOYEE DIRECTOR COMPENSATION	43
PROPOSAL FOUR: AUTHORIZATION OF THE BOARD TO ISSUE SHARES UNDER IRISH LAW	44
PROPOSAL FIVE: AUTHORIZATION OF THE BOARD TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS UNDER IRISH LAW	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
DELINQUENT SECTION 16(A) REPORTS	47
OTHER MATTERS AT THE ANNUAL GENERAL MEETING	47

PROXY STATEMENT
The Board of Directors (the “Board”) of Adient plc, an Irish public limited company (the “Company”, “Adient”, “our”, “us” or “we”), is soliciting proxies for our 2026 Annual General Meeting of Shareholders (“Annual General Meeting”). You are receiving, or have been given access to, this Proxy Statement because you own Adient ordinary shares that entitle you to vote at the Annual General Meeting. By use of a proxy you can vote your shares, whether or not you attend the Annual General Meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision. The Board recommends a vote “FOR” each proposal requiring shareholder approval as detailed in this Proxy Statement.
Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, on or about January 21, 2026, we will mail to our shareholders of record and beneficial owners as of the close of business on January 14, 2026 (the “Record Date”), either a Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement, our 2025 Annual Report and our Irish Statutory Accounts for fiscal year 2025, via the Internet, as well as how to vote online. Shareholders receiving a Notice of Internet Availability of Proxy Materials will not receive printed copies of the proxy materials unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided in “Questions and Answers” below.
QUESTIONS AND ANSWERS
ANNUAL GENERAL MEETING PURPOSE
Q:    What is the purpose of the Annual General Meeting?
A:    At the Annual General Meeting, shareholders will act upon or consider the matters outlined in the Notice of the 2026 Annual General Meeting of Shareholders. These include (i) the election of directors; (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as Adient’s independent auditor for fiscal year 2026 and the authorization of the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration; (iii) the approval, on an advisory basis, of named executive officer compensation, as described in this Proxy Statement; (iv) renewing the Board’s authority to issue shares under Irish law; (v) renewing the Board’s authority to opt-out of statutory preemption rights under Irish law; and (vi) the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2025, and the reports of the directors and auditors thereon, and to review the affairs of Adient (under Irish law there is no requirement for shareholder approval of this item (vi)).
VOTING AND PROXY MATERIALS
Q:    Who can vote?
A:    If you held ordinary shares of Adient as of the close of business on the Record Date, then you are entitled to one vote per share on each proposal at the Annual General Meeting.
Q:    What is the quorum requirement of the Annual General Meeting?
A:    A majority of the ordinary shares issued and outstanding as of the close of business on the Record Date constitutes a quorum for voting at the Annual General Meeting. On the Record Date, 78,341,109 ordinary shares were issued and outstanding and entitled to vote at the Annual General Meeting. If you vote (or if a plan trustee votes your shares for you) or attend the Annual General Meeting in person (even if you do not vote), then your shares will be part of the quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum for purposes of the proposals.

Q:    What are the voting recommendations of the Board and what are the voting standards?
A:

Voting Item	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of directors	“FOR” each nominee	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
2. Ratification of Adient’s independent auditor and authorization of the Board, acting through the Audit Committee, to set auditors’ remuneration	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
3. Advisory vote on named executive officer compensation*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
4. Renewal of the Board’s authority to issue shares under Irish law	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
5. Renewal of the Board’s authority to opt-out of statutory preemption rights under Irish law	“FOR”	75% of the Votes Cast: Votes that shareholders cast “for” must meet or exceed 75% of the total votes cast	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
* Because this shareholder vote is advisory, it will not be binding on the Board or Adient. However, the Human Capital and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
There is no requirement under Irish law that Item 6 related to the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2025, or the related directors’ and auditors’ reports thereon, be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.
Q:    How do I vote?
A:    There are four ways to vote:
•    by Internet at http://www.proxyvote.com;
•    by toll-free telephone at 1-800-690-6903;
•    by completing and mailing your proxy card if you received a copy by mail; or
•    by written ballot at the Annual General Meeting.
We encourage you to vote by Internet because it is the most cost-effective voting method. If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

Q:    When are brokers permitted to vote my shares?
A:    Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, then your broker is only permitted to vote on your behalf on “routine” matters, such as the ratification of our independent auditor and authorization of the Board, acting through the Audit Committee, to set the auditors’ remuneration and renewal of the Board of Directors’ authority to issue shares and opt-out of statutory preemption rights under Irish law. Under these NYSE rules, without your voting instructions, your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote relating to named executive officer compensation) and corporate governance proposals.
Q:    What is the effect of not voting?
A:    It depends on how your share ownership is registered. If you:
•    Own shares in “street name” through a broker, bank or other nominee and you do not vote: For all proposals that shareholders will consider at the Annual General Meeting, other than Proposals 2, 4 and 5, if you own shares in street name and do not direct your broker how to vote your shares on the proposals, the result is a broker non-vote. We believe that Proposal 2 (ratification of our independent auditor and authorization of the Board, acting through the Audit Committee, to set the auditors’ remuneration), Proposal 4 (renewal of the Board of Director’s authority to issue shares under Irish law) and Proposal 5 (renewal of the Board of Directors’ authority to opt-out of statutory preemption rights under Irish law) are routine matters on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe Proposal 1 (election of directors) and Proposal 3 (advisory vote on named executive officer compensation) are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. Broker non-votes will not impact Proposals 1 and 3.

•    Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual General Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact any of the proposals.
•    Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in this manner if the trustee does not receive your voting directions by March 6, 2026.
•    Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal 1, “for” Proposals 2, 3, 4 and 5, and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual General Meeting or any adjournments thereof.
Q:    Can I change my vote?
A:    Yes. You can change your vote or revoke your proxy any time before the Annual General Meeting by:
•    entering a new vote by Internet or phone;
•    returning a later-dated proxy card;
•    giving written notice of revocation addressed to and received by the Secretary at Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170; or
•    completing a written ballot at the Annual General Meeting.
Street name holders who wish to change their proxy prior to the voting thereof should contact the broker, bank or other holder of record to determine whether, and if so how, such proxy can be revoked.

Q:    Who will count the votes?
A:    We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as Inspector of Elections. Information about Broadridge is available at http://www.broadridge.com. Broadridge will use an automated system to tabulate the votes.
Q:    Why did I receive a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:    SEC rules allow us to make our proxy materials available to shareholders via the Internet. As a result, and as part of our sustainability efforts, we are mailing a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the proxy materials, to many of our shareholders. This Notice includes instructions on how to access our proxy materials by the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process saves us the cost of printing and mailing documents and reduces the impact of the Annual General Meeting on the environment.
Q:    How can shareholders request paper copies of the proxy materials?
A:    Shareholders may request that paper copies of the proxy materials, including an annual report, Proxy Statement and proxy card, be sent to them without charge by:
•    visiting http://www.proxyvote.com;
•    e-mailing sendmaterial@proxyvote.com with your personal 16-digit control number in the subject line; or
•    calling 1-800-579-1639.
When making a request, please have your personal 16-digit control number available, which was included in the Notice of Internet Availability of Proxy Materials. To ensure timely delivery of the proxy materials before the Annual General Meeting, any request should be made no later than February 25, 2026.
Q:    How can I access the proxy materials over the Internet?
A:    In addition to being posted at https://materials.proxyvote.com/G0084W, you can access the Proxy Statement and the 2025 Annual Report in the “Investors Relations” section of our website at http://investors.adient.com/financial-information/shareholder-meeting. We do not use software that identifies visitors accessing our proxy materials on our website.
Q:    How can I elect to receive proxy materials for future Annual General Meetings electronically?
A:    If you wish to contribute to our sustainability efforts by electing to receive proxy materials for future Annual General Meetings electronically, please visit http://www.proxyvote.com and follow the enrollment instructions. You will need the 16-digit control number printed in the box located on the proxy card or as provided in the Notice of Internet Availability of Proxy Materials. Your election to access proxy materials electronically will remain in effect until you revoke it.
Q:    What does it mean if I get more than one request to vote?
A:    It means your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and “street name” shares. You should vote the shares on all of your proxy cards or voting instructions provided to you in the Notice of Internet Availability of Proxy Materials using one of the four ways to vote. We encourage you to have all of your shares registered in the same name and address. Registered shareholders may do this by contacting our transfer agent, Broadridge Corporate Issuer Solutions, LLC, toll-free at 1-866-927-3880, while shareholders who own their shares in “street name” (through a broker, bank or nominee) should contact their broker.
Q:    If more than one shareholder lives in my household and I receive a paper copy of this Proxy Statement, how can I obtain an extra copy of the Proxy Statement?
A:    If you own your shares in “street name” (through a broker, bank or nominee), your broker, bank or nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless we have received prior instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Upon written or oral request, shareholders may revoke their consent to future householding mailings, or enroll in householding, by contacting their broker, bank or nominee. Alternatively, you may request a separate set of proxy materials for the Annual General Meeting by contacting our fulfillment center at 1-800-579-1639. The materials will be promptly delivered to you at no cost. You may also access the Proxy Statement and 2025 Annual Report online at https://materials.proxyvote.com/G0084W.
ANNUAL GENERAL MEETING ATTENDANCE
Q:    Who can attend the Annual General Meeting?
A:    All shareholders as of the close of business on the Record Date can attend the Annual General Meeting. Seating at the Annual General Meeting, however, is limited. To accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the Annual General Meeting. We strongly encourage you to vote by Internet to ensure your vote is counted.
Q:    What do I need to do to attend the Annual General Meeting?
A:    To be admitted into the Annual General Meeting, please follow these instructions:
•    if shares you own are registered in your name or if you own shares through one of our retirement or employee savings and investment plans, bring proof of your ownership of our ordinary shares and a form of identification; or
•    if a broker or other nominee holds your shares, bring proof of your ownership of our ordinary shares through such broker or nominee and a form of identification.
PROXY SOLICITATION COST
Q:    How much did this proxy solicitation cost?
A:    We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson LLC will help us solicit proxies from all brokers and nominees at a cost to us of approximately $17,000 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
2027 SHAREHOLDER PROPOSALS
Q:    How do I recommend or nominate someone to be considered as a director for the 2027 Annual General Meeting of Shareholders?
A:    You may recommend any person as a candidate for director for the 2027 Annual General Meeting of Shareholders (the “2027 Annual General Meeting”) by writing to the Office of the Secretary at Adient plc, 49200 Halyard Drive, Plymouth, Michigan 48170. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the “Director Criteria and Qualifications” section of our Corporate Governance Guidelines, which is discussed in the “Corporate Governance — Director Nominee Selection and Evaluation” section of this Proxy Statement. If the Corporate Governance Committee believes that a recommended candidate is qualified to serve on our Board, then the Corporate Governance Committee may either recommend the candidate to the Board for nomination by the Board for election by the shareholders at the 2027 Annual General Meeting or recommend the candidate to the Board for appointment to fill a vacancy on the Board.
A shareholder who intends to nominate any person for director must comply with the requirements set forth in our Articles of Association and applicable law. Among other things, a shareholder must give us timely written notice of the intent to nominate. To be considered timely for the 2027 Annual General Meeting, the notice must be received between November 10, 2026 and December 10, 2026. The notice must include all of the information required by our Articles of Association and applicable law including, but not limited to, a shareholder’s intention to nominate a person as a director and the candidate’s name, biographical data and qualifications, as well as the written consent of the person to be named in our Proxy Statement as a director nominee and to serve as a director. Under our Articles of Association, the nominee must also timely deliver to our Secretary a written questionnaire with respect to the background and qualification of such individual and a written representation and agreement (in the form provided by the Secretary), as well as submit to a formal background check. Our Articles of Association also provide proxy access rights that permit eligible shareholders to nominate candidates for election to the Board in our Proxy Statement. Eligible shareholders who wish to nominate a proxy access candidate must follow the procedures described in our Articles of Association. In addition to satisfying the foregoing requirements under our Articles of Association, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) not later than December 10, 2026.

Q:    How can I submit a Rule 14a-8 shareholder proposal to be included in Adient’s proxy materials for the 2027 Annual General Meeting?
A:    Pursuant to Rule 14a-8 (“Rule 14a-8”) of the Exchange Act, we must receive shareholder proposals that are intended to be included in our proxy materials for the 2027 Annual General Meeting by September 23, 2026 to consider them for inclusion in our proxy materials for the 2027 Annual General Meeting. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. A Rule 14a-8 proposal must meet the applicable SEC rules and regulations governing such proposals.
Q:    What are the requirements for proposing business other than by a Rule 14a-8 shareholder proposal at the 2027 Annual General Meeting?
A:    A shareholder who intends to propose business at the 2027 Annual General Meeting (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Articles of Association. Adient’s Secretary must receive written notice of a shareholder’s intent to propose business to be brought before the 2027 Annual General Meeting (other than pursuant to Rule 14a-8) no sooner than November 10, 2026, and no later than December 10, 2026.
If we receive the notice before November 10, 2026, unless the notice is re-submitted within the required timeframe, or after December 10, 2026, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2027 Annual General Meeting. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2027 Annual General Meeting, then the persons named in the proxies that the Board requests for the 2027 Annual General Meeting may exercise discretionary voting power with respect to the proposal.

CORPORATE GOVERNANCE MATTERS
Q:    Where can I find Corporate Governance materials for Adient?
A:    We have provided the Audit Committee Charter, Human Capital and Compensation Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter, Corporate Governance Guidelines, Ethics Policy, Regulation FD Policy, Insider Trading Policy and Related Party Transactions Policy on our website at http://investors.adient.com/corporate-governance/governance-documents. Our SEC filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 trading reports) are available at
http://investors.adient.com/financial-information/sec-filings.
The Ethics Policy is applicable to the members of the Board and to all of our officers and employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website. However, we are not including the information contained on, or that can be accessed through, our website as part of, or incorporating it by reference into, this Proxy Statement.
You may receive a copy of our Corporate Governance materials free of charge by:
•    calling 1-734-254-3330;
•    e-mailing shareholder.services@adient.com;
•    visiting the website at http://www.adient.com; or
•    writing to Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170.
Q:    What is the process for reporting possible violations of Adient’s policies?
A:    Possible violations of applicable laws and our policies, including our Ethics Policy, may be anonymously reported by phone, mobile device or through web reporting. Our toll-free domestic and international numbers, as well as our web reporting capability, can be found at http://adient.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Heather M. Tiltmann, our Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, at co-general.counsel@adient.com, or to the attention of Ms. Tiltmann at 49200 Halyard Drive, Plymouth, Michigan 48170.
Reports of possible violations of the Ethics Policy by our executive officers or of our financial or accounting policies may be sent to the attention of the Chair of the Audit Committee at 49200 Halyard Drive, Plymouth, Michigan 48170.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.
Promptly returning your proxy card or voting by Internet or telephone will help to reduce the cost of this solicitation.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Articles of Association state the Board may be comprised of not less than two nor more than twelve members with the exact number determined from time to time by resolution of the Board. The current size of the Board is eight members.
At the Annual General Meeting all directors will be elected to hold office for a term expiring at the end of the 2027 Annual General Meeting or until the director’s earlier retirement. In order to be elected as a director, each nominee must be appointed by an ordinary resolution and each must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Under Adient’s Articles of Association, if a director nominee does not receive a majority of the votes cast, he or she will cease to hold office at the close of the Annual General Meeting.
For further information regarding the Board, please see the “Corporate Governance” section of this Proxy Statement. The following biographies summarize the experiences, qualifications, attributes and skills that qualify our director nominees and continuing directors to serve as directors of Adient. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, collegiality and sound business judgment and vision.

DIRECTOR NOMINEES
There are eight nominees for election to the Board at this Annual General Meeting. Each of the eight nominees, if elected, will serve through the 2027 Annual General Meeting or until the director’s earlier retirement. Fifty percent (50%) of the Board is gender (37.5%) or racially/ethnically (12.5%) diverse. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election, all of whom are current directors of Adient.

Julie L. Bushman Director since 2016	Age 64 Caucasian / White Female
Retired Executive Vice President, International Operations of 3M Company (a diversified technology company). Ms. Bushman served in this role from 2017 to April 2020. Previously, Ms. Bushman served as Senior Vice President, Business Transformation and Information Technology of 3M from 2013 to 2017, as Executive Vice President Safety & Graphics Business of 3M from 2012 to 2013 and as Executive Vice President Safety, Security and Protection Services Business of 3M from 2011 to 2012. Ms. Bushman previously served as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M and as Division Vice President, Occupational Health and Environmental Safety Division of 3M. Ms. Bushman also serves as a director and is Chair of the Compensation Committee and a member of the Audit Committee of Bio-Techne Corp. and serves as a director and is Chair of the Human Resources and Compensation Committee and a member of the Public Policy and Sustainability Committee and the Nominating and Governance Committee of Phillips 66. Ms. Bushman previously served as a director of Johnson Controls, Inc. until 2016.
Ms. Bushman brings to the Board manufacturing, executive leadership and technical expertise, management and information technology experience and global business experience from her roles in the management of different 3M Company departments and divisions, as well as public company board experience.

Peter H. Carlin Director since 2018	Age 53 Caucasian / White Male
Senior Technical Advisor at GameStop Corp. (a video game, consumer electronics and gaming merchandise retailer) since August 2023. Mr. Carlin previously served as a Senior Analyst with Saddle Point Management, L.P., a private investment firm, from 2022 to 2023. Prior to joining Saddle Point, Mr. Carlin was a professional investor from 2020 to 2022 and served as Managing Director at Blue Harbour Group, L.P. (an investment management firm) from 2014 to 2020. Mr. Carlin was also a Managing Member of Estekene Capital from 2009 to 2013, a Deputy Portfolio Manager at Alson Capital and a Buyside Research Analyst at Sanford Bernstein & Co. Mr. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. Mr. Carlin also served as a director and a member of the Audit Committee, Nominating & Governance Committee and Risk Oversight Committee of Investors Bancorp, Inc. from 2017 to 2019.
Mr. Carlin’s experience working with publicly traded companies in the capital markets as a director and investor brings valuable expertise to the Board. In addition, the Board considers Mr. Carlin’s financial and leadership skills, as well as his background and experience as a professional investor to be important assets to the Board.

Jerome J. Dorlack Director since 2024	Age 45 Caucasian / White Male
President and Chief Executive Officer of Adient since January 2024. Mr. Dorlack previously served as Adient’s Executive Vice President and Chief Financial Officer from 2022 to 2023, as Executive Vice President, Americas from 2019 to 2022 and Vice President and Chief Purchasing Officer from 2018 to 2019. Prior to joining Adient, he served as Senior Vice President and President, Electrical Distribution System and President, South America of Aptiv plc (an automotive technology supplier) from 2017 to 2018, and Vice President, Powertrain Systems and General Manager, Global Powertrain Products of Delphi Automotive plc (an automotive technology supplier) from 2016 to 2017. Prior to that, Mr. Dorlack served as Executive Vice President – Global Procurement of ZF Friedrichshafen (a technology systems supplier for passenger cars, commercial vehicles and industrial technology) from 2015 to 2016, and Vice President, Global Purchasing, Supplier Development and Logistics of ZF Friedrichshafen from 2013 to 2015.
Mr. Dorlack brings to the Board substantial automotive industry leadership and operational expertise, including significant experience in improving operating performance and efficiencies from his various leadership roles in the automotive industry. Mr. Dorlack also has deep relationships with customers in the automotive industry. Mr. Dorlack has a broad strategic vision for Adient and can offer valuable leadership concerning Adient’s day-to-day operations and business affairs.

Jodi E. Eddy Director since 2023	Age 53 Caucasian / White Female
Senior Vice President, Global Services and Chief Digital Officer of Boston Scientific (a medical technology company) since 2018. Previously, Ms. Eddy served as Boston Scientific’s Senior Vice President, Global Chief Information from 2016-2018 and Vice President, Information Systems Sales, Marketing and Business Intelligence from 2013 to 2015. Prior to joining Boston Scientific, Ms. Eddy held various roles of increasing responsibility with General Electric Company (conglomerate) from 1997 to 2013, ultimately serving as Commercial Chief Information Officer, Oil and Gas.

Ms. Eddy brings to the Board cybersecurity and information technology expertise, as well as management and manufacturing experience, from her various roles leading information security and technology functions at large, international corporations.

Richard Goodman Director since 2016	Age 77 Caucasian / White Male
Retired senior finance executive, PepsiCo, Inc. (a global food and beverage company). Mr. Goodman previously served as Executive Vice President of Global Operations of PepsiCo from 2010 until his retirement in 2011 and as Chief Financial Officer of PepsiCo from 2006 to 2010. He previously served in a variety of senior financial positions at that company, including Chief Financial Officer of PepsiCo International, Chief Financial Officer of PepsiCo Beverages International and General Auditor. Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman previously served as a director of Johnson Controls, Inc. until 2016, Kindred Healthcare, Inc. until 2018, Pattern Energy Group until 2020 and The Western Union Company until 2023.
Mr. Goodman brings to the Board years of global financial management, risk management and auditing expertise as well as valuable experience in mergers and acquisitions, investment and corporate finance he possesses from his many years of service at large, international corporations. Mr. Goodman also brings to the Board his experience of serving as a director of other global public companies.

José M. Gutiérrez Director since 2019	Age 64 Hispanic / Latino Male
Retired Senior Executive Vice President, Executive Operations, AT&T Services, Inc., a unit of AT&T, Inc. (a leading provider of telecommunications, media and technology services globally). Mr. Gutiérrez served in this role from 2014 to 2016. Previously, he served as President of AT&T Wholesale Solutions, a unit of AT&T, Inc., from 2012 to 2014 and as President and Chief Executive Officer of AT&T Advertising Solutions, a subsidiary of AT&T, Inc., from 2010 to 2012. Mr. Gutiérrez serves as a director, the Chair of the Audit and Finance Committee, and member of the Compensation and Incentives Committee of Denny’s Corporation (a franchised full-service restaurant chain) and serves as a director and is Chair of the Audit Committee of Gartner, Inc. (a technological research and consulting firm). Mr. Gutiérrez previously served as a director of Dr. Pepper Snapple Group, Inc. (an integrated brand owner, manufacturer and distributor of non-alcoholic beverages) until 2018.
Mr. Gutiérrez brings to the Board extensive executive leadership experience from his over 25 years at AT&T, including experience leading significant transformations. In addition, Mr. Gutiérrez brings financial acumen and risk management experience developed through his experience in public accounting and his executive experience heading large business units of a publicly-traded company, as well as public company board experience.

Frederick A. “Fritz” Henderson Director since 2016	Age 67 Caucasian / White Male
Chair of the Board of Adient since October 2018 and Principal of The Hawksbill Group (a provider of strategic advisory services) since May 2018. Mr. Henderson served as interim Chief Executive Officer of Adient from June 2018 to September 2018. Mr. Henderson also served as Chairman and Chief Executive Officer of SunCoke Energy, Inc. (a producer of coke, a principal raw material in the blast furnace steelmaking process) and of SunCoke Energy Partners GP LLC (the general partner of SunCoke Energy Partners L.P., the publicly-traded master limited partnership of which SunCoke Energy, Inc. was a sponsor, and a coke producer and coal handling and mixing service company) from 2011 to 2017 and 2013 to 2017, respectively. He served as a Senior Vice President of Sunoco, Inc. until SunCoke’s initial public offering. He previously served in a number of senior management capacities at General Motors, including President and Chief Executive Officer, President and Chief Operating Officer and Vice Chairman and Chief Financial Officer. Mr. Henderson serves as the Lead Independent director and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Marriott International, Inc. Mr. Henderson previously served as a director of Compuware Corp. and chair of its Audit Committee until 2014, as a director of Horizon Global Corporation and as chair of its Audit Committee until 2022 and as non-executive chair of Arconic Corp. and member of its Governance and Nominating Committee until 2023.
Mr. Henderson brings to the Board his extensive global senior management experience in the automotive and other manufacturing industries. In addition, he is an experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, financial expertise, managerial, management development and compensation and health, environment, and safety experience.

Barb J. Samardzich Director since 2016	Age 67 Caucasian / White Female
Retired Vice President and Chief Operating Officer, Ford of Europe GmbH (an automotive and mobility company). Ms. Samardzich served in this role from 2013 to 2016. She served as Vice President, Product Development, Ford of Europe GmbH from 2011 to 2013. She previously served as Vice President, Global Product Programs and Vice President, Powertrain Engineering. She held several key leadership roles in Ford’s Product Development organization and served in a variety of positions in Ford’s Powertrain Engineering organization. Prior to joining Ford in 1990, Ms. Samardzich worked as a thermal design engineer in Westinghouse Electric’s nuclear fuels division. Ms. Samardzich serves as Lead Director and is Chair of the Investment and Risk Committee and a member of the Human Resources & Compensation Committee of BRP, Inc. (listed on the Toronto Stock Exchange) and serves as a director and is Chair of the Human Capital Committee and Risk Advisory Committee and a member of the Audit Committee of Amogy Inc. (a privately-held clean energy company). Ms. Samardzich previously served as a director of

MTS Systems Corporation and as a member of its Compensation Committee until 2017, as a director of Velodyne LiDAR and as a member of its Audit Committee and chair of its Compensation Committee until 2021 and as a director of AB SKF until 2022.
Ms. Samardzich brings to the Board her extensive experience and knowledge of global automotive company operations issues, including manufacturing, quality, product development, purchasing, sustainability, environmental and safety engineering. In addition, she is an experienced senior leader in the automotive industry.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” EACH NOMINEE.

CORPORATE GOVERNANCE HIGHLIGHTS
Adient believes good governance is a critical element to achieving long-term shareholder value. We are committed to governance policies and practices that serve the long-term interests of Adient and its shareholders. The following table summarizes certain highlights of our current corporate governance practices and policies:

✓ Annual election of all directors
✓ Majority voting for directors
✓ 87.5% of Board is independent
✓ 50% of Board is gender (37.5%) or racially/ethnically (12.5%) diverse
✓ Board Chair and Chief Executive Officer (“CEO”) roles separated
✓ Independent Board Chair
✓ Proxy access right granted to shareholders

✓ Audit, Human Capital and Compensation and Corporate Governance Committees composed entirely of independent directors
✓ Executive sessions of independent directors regularly held at Board meetings
✓ Annual Board, committee and director evaluations
✓ Share ownership guidelines for directors and executives
✓ Commitment to corporate sustainability

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that provide a framework for the effective governance of Adient. These guidelines address matters such as the Board’s duties and responsibilities, director independence, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and succession, Board orientation and training and the ethical conduct of Adient’s directors, officers and employees. The Corporate Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.
Board Leadership Structure
Adient’s Corporate Governance Guidelines provide the Board with the flexibility to determine whether the Chair and CEO roles should be separate or combined based upon Adient’s needs and the Board’s assessment of Adient’s leadership. The Board periodically evaluates whether the best interests of Adient’s shareholders are served if the roles of the Chair and CEO are separate or combined.
The Board believes that having an independent director serve as Chair is the appropriate leadership structure for Adient at this time because it allows our CEO to focus on executing our strategic plan and managing our operations and performance, while allowing the Chair to focus on the effectiveness of the Board. The Board recognizes that no single leadership model is right for all companies at all times and, as noted above, may re-evaluate its leadership structure in the future.
Executive Sessions
The Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the independent Chair has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda. The Board regularly held executive sessions in fiscal year 2025, with the independent Chair, Mr. Henderson, chairing these sessions.
Board Oversight of Risk
Adient’s Board, as a whole or through its committees, oversees an enterprise-wide approach to risk management that is intended to achieve Adient’s long-term strategic and organizational objectives and enhance shareholder value. Management is responsible for the day-to-day management of the risks that Adient may face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In this risk oversight role, the Board is responsible for ensuring that the risk management framework, and any supporting processes implemented by management, are adequate and functioning as designed.
Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by engaging in discussions with management regarding areas of particular interest or significance. Each of the Board’s committees is responsible for oversight of risk management practices for categories of top risks relevant to committee functions, which are set forth below. The Board also considers the significant risks to Adient during its reviews of corporate strategy and business plans.

The following table summarizes the primary areas of risk oversight of the Board and its committees:

Board/Committee	Primary Areas of Risk Oversight
Full Board
The Board oversees matters that may present a material risk to Adient’s operations, plans, prospects or reputation, including the risks and exposures associated with significant capital expenditures, acquisitions and divestitures, management succession and development planning, major litigation and regulatory exposures, as well as the strategic, financial and execution risks and exposures associated with the annual operating plan, including those in the areas of sustainability and environmental, social and governance matters.

Audit Committee
The Audit Committee reviews major risk exposures relating to financial reporting, tax, treasury, internal controls, information technology security (including cybersecurity risk oversight and data privacy with regular reports to the Board) and legal and regulatory matters, and the steps Adient will take, and has taken, to detect, monitor and actively manage such exposures. The Audit Committee also conducts a review with Adient’s Chief Legal and Human Resources Officer of legal, compliance and regulatory matters that could have a material impact on Adient’s financial statements or Adient’s business, including material notices to or inquiries received from governmental agencies.

Corporate Governance Committee
The Corporate Governance Committee reviews the risks and exposures relating to Adient’s corporate governance, director independence, conflicts of interest, ethics and compliance, director compensation program, director candidates and succession planning programs and policies. The Committee also oversees Adient’s sustainability strategies, initiatives, policies and practices, as well as the Company’s public disclosures of sustainability matters.

Human Capital and Compensation Committee	The Human Capital and Compensation Committee oversees the risks and exposures associated with leadership assessment, management succession planning, recruiting, retention and executive compensation programs and arrangements, including Adient’s incentive plans, as well as human capital policies and strategies, including periodically reviewing trends and key metrics.
Management’s Role in Risk Oversight. Adient’s management supports the Board and its committees in Adient’s enterprise-wide approach to risk management. Adient has embedded an enterprise risk management (“ERM”) program across its core business, which is aligned with initiatives that involve the Audit Committee, executive management and other personnel. The ERM program’s goal is to foster a culture of risk awareness to enhance Adient’s ability to achieve its mission, vision, strategic objectives and strengthen its competitive position. The ERM program has been designed to identify, assess, prioritize and manage major risk exposures that could affect Adient’s ability to execute on its corporate strategy and fulfill its business objectives. The ERM program has also been structured to enable the Audit Committee and management to collectively review the effectiveness of Adient’s risk management practices and capabilities, Adient’s risk exposure and risk tolerance and to elevate key risks to the Board.
Adient’s Vice President of Internal Audit is responsible for Adient’s internal audit function and supports the facilitation of Adient’s enterprise-wide risk management framework through risk assessment, monitoring and reporting. The Vice President of Internal Audit reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the Vice President of Internal Audit’s appointment, compensation and performance. The Vice President of Internal Audit facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the Vice President of Internal Audit periodically assesses the major risks facing Adient and coordinates with the members of management responsible for such risks. The executive responsible for managing a particular risk may also be required to report to the Audit Committee on how the risk is being managed and the progress towards any agreed-upon risk mitigation goals.
Board Independence
The Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and nominees as well as a survey by Adient’s legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and Adient’s Corporate Governance Guidelines. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with Adient.
Following such evaluation, the Board affirmatively determined by resolution that the following directors are independent: Julie L. Bushman, Peter H. Carlin, Jodi E. Eddy, Richard Goodman, José M. Gutiérrez, Frederick A. Henderson and Barb J. Samardzich.
Board Succession Plan
The Board succession plan is generally outlined in the Corporate Governance Committee Charter and Corporate Governance Guidelines to maintain effective shareholder representation. As part of the Board’s succession planning, the Board regularly reviews the composition of the Board and assesses the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the Board as a whole.
Board, Committee and Director Evaluations
Each year, the Board conducts an evaluation of itself, its committees and, as discussed below, each director to determine their respective effectiveness. The Corporate Governance Committee determines annually the manner of these evaluations to ensure that the Board and its committees receive accurate and insightful information.
Attendance at Annual General Meetings
The Board expects, but does not require, all directors to attend the annual general meetings of shareholders. Directors may attend the meeting by any means permitted under applicable law, including by remote participation. All directors serving at the time and nominated to continue serving attended the 2025 Annual General Meeting.

Shareholder / Other Interested Party Communication with the Board
Adient encourages shareholders and other interested parties to communicate with its directors. Adient’s Corporate Governance Guidelines provide for general communications to the Board or any individual Board member to be sent to c/o Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. Adient’s Office of the Secretary will open and screen these communications for security purposes and for relevance in the directors’ capacities as directors.
Director Nominee Selection and Evaluation
The Corporate Governance Committee develops criteria and qualifications for directors and director candidates that the Board reviews and approves annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by Adient’s Corporate Governance Guidelines. The Corporate Governance Committee will consider nominee recommendations from a variety of sources, including nominees recommended by shareholders. The Corporate Governance Committee might, from time to time, retain an executive search firm for a fee to help facilitate the identification, screening and interview process of director nominees. The Corporate Governance Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the shareholders as a whole rather than special interest groups or constituencies. The Corporate Governance Committee believes that diverse candidates should be included in every search for director candidates.
The Corporate Governance Committee uses the following criteria and qualifications, among others, to evaluate any director candidate’s capabilities to serve as a member of the Board:

• Board Attendance and Engagement
• Independence
✓ Board
✓ Committees
• Other Time Demands
✓ Employment
✓ Other Boards
✓ Other Matters
• Conflicts
✓ Competitor
✓ Key Supplier
✓ Key Customer
• Diversity
✓ Ethnic
✓ Gender

• Industry Sector Experience / Expertise
✓ Automotive
✓ Industrial Manufacturing
✓ Technology / Engineering
✓ Asia / China
• Functional Experience / Expertise
✓ Current / Recent CEO
✓ Operating Experience
✓ Finance Experience
✓ Mergers and Acquisitions
✓ Information Technology / AI Strategy
✓ Cybersecurity
✓ International Exposure
✓ Engineering / Product Development
✓ Regulatory / Government / Legal
✓ Capital Markets
✓ Sustainability
✓ Human Capital Management

The Corporate Governance Committee also reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and functional areas. The Corporate Governance Committee will consider the criteria and qualifications noted above in selecting nominees for directors, including members from diverse backgrounds and perspectives who combine a broad spectrum of experience and expertise.
The Corporate Governance Committee is also responsible for developing a process and form of evaluation for use in evaluating director nominees and conducting such an evaluation prior to any director’s nomination for reelection to serve on the Board, and plans to do so prior to future annual general meetings.

Board Skills and Expertise
The Board believes that having a mix of complementary experiences, qualifications, attributes and skills is necessary to meeting its oversight responsibility. The Board regularly evaluates its composition against the needs and strategies of the Company so that it can effectively identify director nominees with relevant experience. The skills matrix below summarizes some of the skills and expertise of the Board that we believe support Adient’s current business and strategy.

Director Nominee Skills and Qualifications	Bushman	Carlin	Dorlack	Eddy	Goodman	Gutiérrez	Henderson	Samardzich
Senior Executive Leadership Experience	◆	◆	◆	◆	◆	◆	◆	◆
Automotive / Industrial Manufacturing Experience	◆		◆				◆	◆
Financial Literacy (*Audit Committee Financial Expert)	◆	◆	◆	◆	◆*	◆*	◆*	◆
Global / International	◆		◆	◆	◆	◆	◆	◆
Strategic Planning	◆	◆	◆	◆	◆	◆	◆	◆
Technology and Information Security	◆			◆
Sustainability		◆		◆		◆
Culture and Human Capital Management	◆		◆	◆				◆
Regulatory / Legal / Government						◆
Demographics
Years on the Board	9	7	2	2	9	6	9	9
Age	64	53	45	53	77	64	67	67
Gender	F	M	M	F	M	M	M	F
Ethics Policy
Adient has adopted an Ethics Policy that requires all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of Adient are required to read, understand and abide by the requirements of the Ethics Policy. Adient’s salaried employees receive training about the Ethics Policy and certify on an annual basis their compliance with the Ethics Policy. The Ethics Policy is accessible on Adient’s website at http://investors.adient.com/corporate-governance/governance-documents. Any waiver of the Ethics Policy for directors or executive officers may be made only by the Board. Adient will disclose any amendment to, or waiver from, a provision of the Ethics Policy for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Adient’s website.

Insider Trading Policy
Adient has an Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers, employees and related persons that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy, as amended to date, is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Corporate Sustainability Commitment
Adient and its Board believe that a commitment to positive sustainability-related business practices strengthens our Company, increases our connection with our shareholders, helps us better serve our customers and the communities in which we operate and fosters employee engagement at all levels. As part of our enterprise-wide approach to risk management and our strategies for long-term value creation, the Board and management monitor long-term risks and opportunities that may be impacted by sustainability issues and establish ongoing goals and strategies to address such risks and opportunities. Additional information about Adient’s corporate sustainability efforts is available on our website at https://www.adient.com/about-us/sustainability. We expect that our 2025

Sustainability Report will be made available at the same address on or around February 4, 2026. However, we are not including the information contained on, or that can be accessed through, our website as part of, or incorporating it by reference into, this Proxy Statement.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
The Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (i) the amount involved is more than $120,000, (ii) Adient is a participant and (iii) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers and their respective immediate family members. Pursuant to the policy, all related person transactions must be reviewed and, if determined to be appropriate, approved by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved by the disinterested members of the Audit Committee. The Audit Committee did not consider any related person transactions in fiscal year 2025.
In deciding whether to approve a related person transaction, the Audit Committee considers the following factors:
•    whether the terms of the transaction are (i) fair to Adient and (ii) at least as favorable to Adient as would apply if the transaction did not involve a related person;

•    whether there are demonstrable business reasons for Adient to enter into the transaction;
•    whether the transaction would impair the independence of an outside director under Adient’s director independence standards; and
•    whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction, the ongoing nature of any proposed relationship and any other factors the Audit Committee deems relevant.

BOARD AND COMMITTEE INFORMATION
Board Structure and Meetings
The Board is currently comprised of eight directors, seven of whom are independent. Mr. Henderson serves as our independent Chair of the Board.
In fiscal year 2025, the Board held a total of eight meetings. Each director attended at least 75% of the aggregate total number of Board meetings and Board committee meetings of which he or she was a member and eligible to attend.
Committee Membership as of January 21, 2026

Director	Committee
	Audit	Human Capital and Compensation	Corporate Governance	Executive
Julie L. Bushman	Member	Member
Peter H. Carlin		Member	Member
Jerome J. Dorlack				Member
Jodi E. Eddy	Member	Member
Richard Goodman	Chair		Member	Member
José M. Gutiérrez	Member		Chair	Member
Frederick A. Henderson				Chair
Barb J. Samardzich		Chair	Member	Member
Committees of the Board of Directors
Our Board has the following standing committees: an Audit Committee, a Human Capital and Compensation Committee, a Corporate Governance Committee and an Executive Committee. The Audit Committee, Human Capital and Compensation Committee and Corporate Governance Committee are each composed entirely of independent directors.
Audit Committee. Each Audit Committee member is financially literate and independent in accordance with the rules and regulations of the NYSE and the SEC. Messrs. Goodman and Gutiérrez are each an “audit committee financial expert” as defined by the SEC. The primary responsibilities of the Audit Committee are as follows:
•    Review and discuss the audited consolidated financial statements with management and Adient’s independent registered public accounting firm for inclusion of the financial statements and related disclosures in Adient’s Annual Report on Form 10-K;
•    Review and discuss with management and Adient’s independent registered public accounting firm Adient’s quarterly consolidated financial statements and disclosures and earnings press releases;

•    Review and advise the Board with respect to the effectiveness of Adient’s system for monitoring compliance with laws and regulations;
•    Review with Adient’s Chief Legal and Human Resources Officer legal matters that may have a material impact on the consolidated financial statements and any material notices or inquiries received from regulators or governmental agencies regarding compliance;
•    Review the activities of Adient’s Internal Audit department, the significant findings from completed audits and the actions Adient’s management is taking in response to those audits;
•    Review major financial risk exposures and management’s plans to monitor and control such exposures;

•    Review information technology strategies and plans, including the review of cybersecurity and privacy risks and risk mitigation efforts; and
•    Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.
Finally, cybersecurity is a critical part of risk management for the Company. The Audit Committee appreciates the rapidly evolving nature of threats presented by cybersecurity incidents and is committed to the prevention, timely detection and mitigation of the effects of any such incidents on the Company. With respect to cybersecurity, the Audit Committee receives regular reports from management, including updates on the internal and external cybersecurity threat landscape, incident response, assessment and training activities and relevant legislative, regulatory and technical developments.
The Audit Committee held nine meetings during our 2025 fiscal year.
Human Capital and Compensation Committee. The primary responsibilities of the Human Capital and Compensation Committee are as follows:
•    Evaluate and recommend the CEO to the Board;
•    Recommend to the Board the selection and retention of officers and key employees;
•    Recommend to the Board matters of CEO and management succession, which are currently reviewed on an annual basis with the full Board for officers and key employees and with the independent directors for the CEO;
•    Review and approve compensation and compensation-related objectives for senior executives;
•    Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;
•    Oversee policies and strategies, as well as review trends and key metrics, related to broad human capital management matters; and
•    Assess on an annual basis the independence of its compensation consultants, outside legal counsel and other compensation advisers.
The Human Capital and Compensation Committee Charter adopted by the Board permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. The Human Capital and Compensation Committee held six meetings during our 2025 fiscal year.
Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to:
•    Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;
•    Select, and recommend to the Board, qualified director candidates, including consideration of any candidates submitted by shareholders in accordance with Adient’s organizational documents;
•    Consider, and recommend to the Board, the size and composition of the Board;
•    Oversee Adient’s sustainability strategies, initiatives, policies and practices, as well as the Company’s public disclosures of sustainability matters;
•    Develop, and recommend to the Board, standards for director independence and financial expertise; and
•    Review and recommend to the Board the overall compensation program for directors, including committee member and chair retainers.
In addition to recommending director candidates, the Corporate Governance Committee has established procedures for the oversight and evaluation of the Board, will review correspondence received from shareholders and will review on an annual basis Adient’s Corporate Governance Guidelines to be adopted by the Board. The Corporate Governance Committee held four meetings during our 2025 fiscal year.

Executive Committee. The primary function of the Executive Committee is to exercise all of the powers of the Board when the Board is not in session, as the law permits and subject to certain limitations specified in the Executive Committee Charter. The Executive Committee did not meet during our 2025 fiscal year.
Human Capital and Compensation Committee Interlocks and Insider Participation
There are no interlocks among the Human Capital and Compensation Committee members and Adient.

PROPOSAL TWO:
RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S
INDEPENDENT AUDITOR FOR FISCAL YEAR 2026 AND AUTHORIZATION, BY BINDING VOTE,
OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION
The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026. We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2026 and that you authorize the Board, acting through the Audit Committee, to set the auditors’ remuneration.
PricewaterhouseCoopers LLP has audited our financial statements for fiscal year 2025.
We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual General Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent auditor for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in our best interest. Authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditors’ remuneration requires the affirmative vote of a majority of votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.
Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:
RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent auditor of Adient plc is hereby ratified and that the Board of Directors, acting through the Audit Committee, is hereby authorized to set the auditors’ remuneration.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of Mr. Goodman (Chair), Ms. Bushman, Ms. Eddy and Mr. Gutiérrez, all independent, non-employee directors. It operates pursuant to a written charter adopted by the Board, which is available on our website at http://investors.adient.com/corporate-governance/governance-documents.
The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control.
The Audit Committee selects our independent registered public accounting firm for each fiscal year. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors the independence of PricewaterhouseCoopers LLP, which includes a review of the relationships between the independent registered public accounting firm and Adient. After reviewing the relationships and discussing them with management, the Audit Committee assesses PricewaterhouseCoopers LLP’s overall relationship with Adient, as well as their objectivity and independence. Based on its review, the Audit Committee is satisfied with the auditors’ independence.
The Audit Committee fulfills its duties and responsibilities as outlined in its charter, by specifically, among other actions:
•    reviewing and discussing with management and the independent auditor our consolidated financial statements and related periodic reports filed with the SEC;
•    reviewing with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;
•    reviewing with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;
•    meeting in executive sessions with each of the independent auditor, management and the internal auditor;
•    discussing with PricewaterhouseCoopers LLP those matters that are required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communication with Audit Committees; and
•    receiving the annual letter from PricewaterhouseCoopers LLP provided to the Audit Committee pursuant to PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.
The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2025, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by PCAOB Standards and SEC Regulations. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments and the disclosures in our financial statements, including the disclosures relating to critical accounting policies. PricewaterhouseCoopers LLP also has confirmed to the Audit Committee in writing, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of Adient under all relevant professional and regulatory standards.

Relationship with Independent Auditors
The following table presents fees for professional services rendered to Adient by PricewaterhouseCoopers LLP for the fiscal years ended September 30, 2025 and September 30, 2024.

(amounts in 000’s)	Fiscal Year 2025	Fiscal Year 2024
Audit Fees(1)	$7,637	$7,485
Audit-Related Fees(2)	$229	$312
Tax Fees(3)	$13	$53
All Other Fees(4)	$131	$69
Total	$8,010	$7,919
(1)    Audit fees include professional services rendered for the audit of Adient’s annual financial statements and internal control over financial reporting, statutory and subsidiary audits and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.
(2)    Audit related fees primarily include assurance services related to special reports including those performed under specified attestation standards.
(3)    Tax fees consist of professional services for tax compliance, tax planning and advice, assistance with tax audits, and tax advice related to transfer pricing matters.
(4)    All other fees primarily represent assurance related services associated with non-financial reporting topics, subscriptions to technical resources, and generic knowledge sharing, survey participation and training seminars related to accounting, reporting and general business matters.
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence and whether the provision of non-audit services by the independent registered public accounting firm is compatible with the firm’s independence.
The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems risk profile, as well as whether the services enhance Adient’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.
The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.
Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.
Richard Goodman, Chair
Julie L. Bushman
Jodi E. Eddy
José M. Gutiérrez
Members, Audit Committee

PROPOSAL THREE:
APPROVAL, ON AN ADVISORY BASIS, OF
ADIENT’S NAMED EXECUTIVE OFFICER COMPENSATION
SEC rules require us to seek your approval on an advisory basis of our named executive compensation program, as described in the Compensation Discussion and Analysis, related compensation tables and narrative discussion of this Proxy Statement. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement. This vote is advisory and not binding on Adient, the Human Capital and Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Human Capital and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
As described in the Compensation Discussion and Analysis section, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:
•    Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking;
•    Pay for performance and the achievement of strategic, financial and leadership objectives;
•    Design awards to drive the achievement of strategic business objectives that increase shareholder value;
•    Keep compensation competitive to retain, motivate and attract an executive team that continues to drive success; and
•    Maintain compensation practices aligned with our peer group and the automotive industry and reflective of global business conditions.
We encourage shareholders to read the Compensation Discussion and Analysis, which describes our fiscal year 2025 business results, compensation program decisions and pay for performance alignment. We believe that the information we have provided in this Proxy Statement demonstrates that we have designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team. We currently hold advisory votes on the compensation of our named executive officers on an annual basis and intend to hold the next such vote at the 2027 Annual General Meeting.
Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:
RESOLVED, that the compensation paid to Adient’s named executive officers, as disclosed in the Proxy Statement for the 2026 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion, is hereby approved on an advisory basis.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Human Capital and Compensation Committee, in consultation with management and its independent compensation consultant, oversees Adient’s executive compensation philosophy and reviews and approves compensation for executive officers. In this section, we describe and analyze the material components of the executive compensation programs for the named executive officers (“NEOs”), the material compensation decisions made by the Human Capital and Compensation Committee and the key factors considered in making those decisions.
The following individuals were Adient’s NEOs for fiscal year 2025 (October 1, 2024 through September 30, 2025):
•Jerome J. Dorlack, President and Chief Executive Officer
•Mark A. Oswald, Executive Vice President and Chief Financial Officer
•Jian James Huang, Executive Vice President, APAC
•Heather M. Tiltmann, Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary
•James D. Conklin, Executive Vice President, Americas

Message from the Human Capital and Compensation Committee

Following the conclusion of fiscal year 2025, I am pleased to share highlights of Adient’s continued progress and achievements. This year, Adient built on its foundation of operational excellence, stakeholder alignment, and strategic execution to deliver meaningful results across the enterprise.

Driving Performance and Operational Discipline
Adient sustained its focus on commercial margin, operational efficiency, and selling, general, and administrative (“SG&A”) discipline. Despite ongoing industry challenges, including tariff pressures and lower than expected customer volumes, our execution enabled us to deliver on our profitability commitments.

Shareholder Value and Governance
Adient continues to maintain a strong and flexible balance sheet and remains committed to a balanced capital allocation strategy. During fiscal year 2025, the Company returned $125 million to its shareholders via share repurchases (approximately 6.1 million shares or 7% of shares outstanding at the beginning of the fiscal year). This action reflects Adient’s commitment to prudent capital management and the efficient allocation of resources.

Community Engagement
Adient continues to demonstrate its commitment to global community engagement through meaningful initiatives that reflect the Company’s values and purpose. Across the regions where Adient operates, employees actively participate in programs that promote health, sustainability, and social impact—reinforcing the belief that thriving communities are essential to long-term success.

In 2025, Adient Move, an annual 5K run or walk event for Adient employees, friends and families, celebrated its fifth anniversary with more than 10,500 participants across 57 locations in 12 countries. The event raised funds for local charities and donated more than 21 tons of food to nonprofits worldwide. This initiative continues to promote wellness, unity and sustainability across our global footprint.

Recognition and Industry Awards
Customers have consistently recognized Adient’s exceptional performance through multiple global awards throughout the year. Some of these distinctions include: 11 awards in the 2024 J.D. Power Seat Quality Rankings, GM Supplier of the Year, Toyota Outstanding Performance Award, and Ford Supplier of the Year.

On behalf of the Human Capital and Compensation Committee, I want to thank Adient’s shareholders for their continued engagement, support and investment. We remain committed to aligning our leadership practices with shareholder interests and driving long-term value.
Barb J. Samardzich
Human Capital and Compensation Committee
Barb J. Samardzich, Chair
Julie L. Bushman
Peter H. Carlin
Jodi E. Eddy

Compensation Design
The overarching goal is to reward all employees for delivering exceptional performance, building sustainable shareholder value and helping us achieve our corporate goals. The intent of our executive compensation program is to align with the following objectives and philosophies:

Objectives	Philosophies

✓ Reward shareholder value creation over the long-term

✓ Deliver sustained, strong business and financial results through a focus on capital allocation (return on capital), earnings before interest and taxes, cash flow, shareholder value and profitable growth

✓ Attract, retain and motivate a highly qualified and effective executive team

✓ Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

✓ Pay for performance and the achievement of strategic, financial and leadership objectives

✓ Design awards to drive the achievement of strategic business objectives that increase shareholder value

✓ Keep compensation competitive to retain, motivate and attract an executive team that continues to drive success

✓ Maintain compensation practices aligned with our peer group and the automotive industry and reflective of global business conditions

In determining our executive compensation programs and policies, the Human Capital and Compensation Committee considers shareholder interests, market-best practices and market norms. The Human Capital and Compensation Committee generally seeks to establish target compensation for our NEOs competitive with the medians of the market and our Compensation Peer Group, which is described below under the heading “Role of the Compensation Peer Group.” Salaries vary in relation to each executive’s specific role, level of expertise and performance over time, and consideration that certain Adient leaders are responsible for the oversight and leadership of our joint ventures. We let performance against established goals dictate where actual compensation falls versus the market.
The following factors continued to guide the Human Capital and Compensation Committee’s executive compensation decisions in fiscal year 2025:
•    Executive compensation program objectives and philosophies
•    Financial performance
•    Recommendations of the CEO for other NEOs
•    Evaluation of CEO performance relative to business objectives
•    Assessment of risk management, including avoidance of unnecessary or excessive risk-taking to ensure long-term shareholder value
•    Shareholder input from outreach activities and the prior year’s say-on-pay vote
•    Advice of independent compensation consultants
•    Market pay practices
•    Current and historical compensation
Aligning Pay and Performance
Pay for performance is key to our executive compensation philosophy. To ensure that we adhere to this principle, we consider the degree of alignment of total incentive compensation to business results, including the level of Adjusted EBITDA, Free Cash Flow, Return on Sales, Cumulative Free Cash Flow and TSR.
NEO Pay Mix
To align our NEOs’ compensation with Adient’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority of target compensation (92% for our CEO and 80% of the average of our other NEOs) for fiscal year 2025 was variable or at risk, meaning that it was either contingent upon the achievement of performance goals or that its value was dependent on the trading price of our ordinary shares.

CEO: 92% Pay “At Risk”	OTHER NEOS: 80% Pay “At Risk”

2025 CEO
Pay Mix
8%
12%
48%
32%
92%
Base Salary
Target AIP
LTI PSU
LTI RSU
Performance Based

2025 NEO
Pay Mix
20%
19%
37%
24%
80%
Base Salary
Target AIP
LTI PSU
LTI RSU
Performance Based

The pay mix shown above does not reflect the reduction in base salary or the corresponding RSUs granted in connection with the CEO Salary Reduction / RSU Replacement Program during fiscal year 2025 as described below under “Analysis of Fiscal Year 2025 Compensation – Base Salary.”

Determining Fiscal Year 2025 Compensation
Adient’s business is integrally linked to the global automotive industry, which is highly cyclical and subject to volatile results. NEO pay mix and levels for fiscal year 2025 were aligned with market practice, targeting the market median. Given the nature of our industry, we continue to evaluate appropriate positioning to market to ensure we are able to engage, motivate and retain key talent, while balancing shareholder interests. To reinforce this, we have adopted important policies that guide our compensation practices for fiscal year 2025, as summarized below:

We Do...		We Do Not...
☑	Enforce Share Ownership Guidelines for NEOs	☒	Provide tax gross-ups
☑	Formally assess risk within the executive compensation program	☒	Provide single-trigger change-of-control arrangements
☑	Maintain an Executive Incentive Compensation Recoupment Policy that includes a trigger for misconduct	☒	Reward executives without a link to performance
☑	Set incentive plan targets that consider both internal strategic objectives as well as external context for performance expectations	☒	Provide excessive perquisites
☑	Annually review the link between executive pay and performance	☒	Pay dividends on unearned performance-based share units
☑	Maintain double-trigger change-of-control arrangements with no excise tax gross-ups	☒	Reprice stock options
☑	Ensure the independence of the committee members and the advisors who report to them
☑	Implement a strong shareholder engagement process
☑	Prohibit pledging and hedging transactions with respect to Adient shares

Role of the Human Capital and Compensation Committee
At the end of fiscal year 2025, the Human Capital and Compensation Committee was comprised of four independent directors.
The Committee members reviewed and approved the executive compensation program and determined the appropriate level of compensation for executives, including the NEOs. As an initial guideline, the Human Capital and Compensation Committee set the total direct compensation opportunity (base salary, annual incentive target and long-term incentive target) for each executive to approximately the 50th percentile of the Compensation Peer Group.
The Human Capital and Compensation Committee generally determined the NEOs’ compensation based upon a desire to link compensation to the objectives of our executive compensation programs. In addition, when determining the overall compensation of NEOs, including base salaries and annual incentive and long-term incentive amounts, the Human Capital and Compensation Committee considered, in a subjective manner, a number of factors it deemed important, as outlined above.

The Human Capital and Compensation Committee made the compensation decisions for the NEOs other than the CEO for the fiscal year 2025 annual compensation elements. In doing so, the Committee considered the recommendations of Mr. Dorlack and carefully reviewed the appropriate performance information, market compensation data and shareholder input.
The Human Capital and Compensation Committee recommended Mr. Dorlack’s compensation to the independent directors of the full Board after a careful review of appropriate performance information, market compensation data and shareholder input, and the full Board took final action.

The Human Capital and Compensation Committee oversees the Company’s human capital management policies and strategies, including assessing the talent of our leadership team. These oversight responsibilities, along with working with executive management to review and adjust compensation policies and practices, extend the Committee’s range beyond determining or recommending compensation for the NEOs, which supports the recruitment and retention of key executive talent and helps Adient achieve its business objectives.

Role of the CEO

The CEO provides recommendations to the Human Capital and Compensation Committee on the total direct compensation for executives other than himself. The CEO does not make recommendations on his own compensation. The CEO’s recommendations for the other NEOs are based on his personal review of their performance, job responsibilities, importance to our overall business strategy and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Human Capital and Compensation Committee retains full discretion when determining compensation.

Our Approach to Rewarding Performance

Annual Incentive Plan (AIP)
• Reward achievement of corporate performance goals

Restricted Share Units (RSUs)
• Align executives’ long-term financial interests with those of our shareholders
• Reinforce ownership in Adient
• Support retention of executives

Performance Share Units (PSUs)
• Align executives’ long-term financial interests with those of our shareholders
• Link compensation to building long-term shareholder value and the achievement of key financial targets
• Reinforce ownership in Adient
• Support retention of executives

Role of the Compensation Peer Group
To gauge marketplace compensation levels and practices, the Human Capital and Compensation Committee approved, for fiscal year 2025, a Compensation Peer Group consisting of a group of companies that:
•    Adient competes against for talent
•    Are in the same or a similar industry and have comparable cost structure, business model and levels of complexity
•    Have broadly similar revenues (as of their selection in early fiscal year 2025) that range from $4.0B to $35.0B, with a median of $19.0B

No changes were made to our Compensation Peer Group for fiscal year 2025, which includes the following companies:

Adient Compensation Peer Group for Fiscal Year 2025
American Axle & Manufacturing Holdings, Inc. Aptiv plc BorgWarner Inc. Cummins Inc. Dana Incorporated Eaton Corporation plc	Emerson Electric Co. Howmet Aerospace Inc. L-3 Harris Technologies, Inc. Lear Corporation PACCAR Inc. Parker-Hannifin Corporation	Stanley Black & Decker, Inc. Textron Inc. The Goodyear Tire & Rubber Company Trane Technologies plc Visteon Corporation

In establishing fiscal year 2025 total direct compensation levels (base pay, annual incentive targets and long-term incentive targets), the Human Capital and Compensation Committee reviewed market data from the Compensation Peer Group against the current compensation levels for executives.

Role of the Independent Compensation Consultant
To add rigor in the review process and to inform the Human Capital and Compensation Committee of market trends, the Human Capital and Compensation Committee engaged the services of Willis Towers Watson (“WTW”) to analyze and provide advice concerning Adient’s executive compensation structure and plan designs. WTW participated in all regular meetings of the Human Capital and Compensation Committee during fiscal year 2025 to provide objective, independent counsel. WTW also provided Compensation Peer Group and other market data, which the Human Capital and Compensation Committee referenced when determining compensation for NEOs. The Human Capital and Compensation Committee annually reviews the services WTW provides, the quality of those services and the fees associated with the services, as well as the factors impacting independence required by NYSE rules.
The Human Capital and Compensation Committee has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to the work performed by WTW. Based on this review, the Human Capital and Compensation Committee did not identify any conflicts of interest and determined that WTW is independent of Adient and its management.
2025 Say-on-Pay Vote and Shareholder Engagement
Adient is committed to the interests of our shareholders and the delivery of shareholder value through sustainable growth strategies. As part of this commitment, we value and consider shareholder feedback regarding our executive compensation program. At the annual general meeting of shareholders held in March 2025, we asked our shareholders to approve, on an advisory basis, our fiscal year 2024 compensation awarded to our NEOs, commonly referred to as a “say on-pay” vote. Our shareholders strongly approved the compensation to our NEOs, with 94% of votes cast in favor. We value the opinions of our shareholders and will continue to consider the results from advisory votes on executive compensation, as well as feedback received from our shareholders throughout the year, when making compensation decisions for our NEOs.

Elements of our Total Rewards Program
The chart below highlights the key elements and structure of our total rewards program and how each is linked to executive compensation program objectives:

Element	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	The Human Capital and Compensation Committee considers base salaries paid by companies in the Compensation Peer Group.	Cash	Fixed pay that provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive	A cash-based award that encourages executives to focus on the business and financial objectives for each fiscal year. The target incentive opportunity is set as a percentage of base salary.	Cash
Variable pay component designed to incentivize and recognize performance in areas of short-term strategic importance.

Payout is based on Adjusted EBITDA (40% weight), Free Cash Flow (40% weight) and Corporate Transformational Projects (20% weight).

Long-Term Incentives • RSUs • PSUs	Ensures that executive pay is directly linked to the achievement of long-term financial objectives, builds shareholder value and supports talent retention.	Long-Term Equity
Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability and align executives’ interest with shareholders.

RSUs have a three-year ratable vesting schedule that promotes retention, and the increase or decrease in their value mirrors what shareholders experience, further aligning executives’ interests with those of our shareholders.

PSUs align executive compensation with the creation of shareholder value. PSUs have a three-year cliff vesting schedule with the number of shares earned dependent upon financial performance relative to pre-determined goals. The performance measures used for this long-term incentive component are Return on Sales (25%), Cumulative Free Cash Flow (25%) and relative TSR (50%) based on rank within a peer group (TSR results are capped 100% if our 3-year TSR is negative).

Health and Welfare and Retirement Benefits	A critical element of a total rewards program and thus, helps attract, maintain and retain executive talent.	Benefit	These benefits are broadly applicable to all U.S. executives; retirement benefits are provided through three plans: • 401(k) Plan • Retirement Restoration Plan • Executive Deferred Compensation Plan
Severance and Change of Control Agreements	An industry-prevalent and competitive component of a total rewards program. Also ensures executives remain focused on the business.	Benefit
These agreements protect Adient and the executives from risks by providing:
• Economic stability
• Payments and benefits in the event of a change of control

The agreements do not provide excise tax gross-ups in the event of a change of control, and equity awards are subject to double-trigger vesting upon a change of control.

Perquisites	Limited use of perquisites.	Benefit	We currently provide to our NEOs reimbursement for the cost of an annual executive physical.

Analysis of Fiscal Year 2025 Compensation
Base Salary
Base salary recognizes each executive’s role, skills, performance, contribution, leadership and potential. It is the only portion of the executive’s total direct compensation that is not “at risk,” and helps us attract and retain individuals who have the leadership and management skills to drive the growth and success of our business.
Base salary increases for fiscal year 2025 included an increase for Messrs. Oswald and Conklin to move their target compensation level for fiscal year 2025 closer to the market median for their roles.

Mr. Dorlack, as in fiscal year 2024, participated in a Salary Reduction / RSU Replacement Program again during fiscal year 2025. Under these programs, his base salary was reduced by 30% for two consecutive 12-month periods ending on December 31, 2024 and December 31, 2025. In exchange, he received equivalent RSU replacement grants with one-year vesting schedules. These programs were implemented to further our commitment to aligning pay with performance and the interests of our CEO with the interests of our shareholders.
The base salaries of our NEOs for fiscal year 2025 are shown below:

NEO	FY 2024 Base Salary(1)	FY 2025 Base Salary(1)	Year over Year % Increase	FY 2025 Actual Base Salary Received in Cash(1) (2)	FY 2025 Actual Base Salary Received in RSUs (3)
Jerome J. Dorlack	$950,000	$950,000	0%	$665,000	$285,000
Mark A. Oswald	$600,000	$630,000	5%	$615,000	0
Jian James Huang	$596,260	$596,260	0%	$596,260	0
Heather M. Tiltmann	$619,112	$619,112	0%	$619,112	0
James D. Conklin	$560,000	$600,000	7.1%	$580,000	0
(1) Mr. Huang’s base salary was paid in RMB and has been converted to U.S. dollars using average exchange rates. For purposes of comparability, in some cases we have assumed a constant exchange rate. Because of changes in the exchange rate over time, however, the amounts shown in the table above may not reflect the amounts actually realized by Mr. Huang.
(2)     Actual cash base salary received from October 1, 2024 through September 30, 2025; excludes salary reductions and value of RSUs received in lieu of cash for Mr. Dorlack.
(3)    Value of RSUs awarded in lieu of cash salary; reflects only the portion attributable to fiscal year 2025 base salary.
The RSUs granted in connection with the fiscal year 2025 Salary Reduction / RSU Replacement Program were subject to a risk of forfeiture and vested upon the one-year anniversary of the grant date. The number and value of the RSUs received by Mr. Dorlack are included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2025.
Following the end of the 12-month period ending December 31, 2025 noted above, Mr. Dorlack is participating in another Salary Reduction / RSU Replacement Program in fiscal year 2026 to further our commitment to aligning pay with performance and the interests of our Chief Executive Officer with the interests of our shareholders. Under that program, Mr. Dorlack’s base salary was reduced by 30% and replaced with an equivalent RSU grant for the 12-month period from January 1, 2026 to December 31, 2026. The replacement RSU grant for Mr. Dorlack will vest on the one-year anniversary of the grant date, subject to continued vesting upon an involuntary termination without cause, or accelerated vesting upon death or disability.

Annual Incentive Plan (AIP)
We developed our fiscal year 2025 AIP to focus on basic key metrics, providing management with the opportunity to drive performance in the context of the current business environment. Accordingly, fiscal year 2025 AIP measured executive performance in the following key areas:
•    Financial Metrics: Adjusted EBITDA and Free Cash Flow.
•    Corporate Transformational Projects: Pivot from “Back to Basic 2.0” strategy to a strategy that drives enhanced value to Adient’s shareholders and execute transformation of EMEA region into sustainable business model going forward.
Fiscal Year 2025 AIP Performance
Following are the thresholds, targets and maximums set by the Human Capital and Compensation Committee for the fiscal year, as well as actual performance results for financial metrics. The Human Capital and Compensation Committee set performance targets for each metric on the basis of our fiscal year 2025 projections. Target performance for Adjusted EBITDA was set lower than the fiscal year 2024 target level to take into account the anticipated impact of macro headwinds, such as lower volumes. Additionally, Free

Cash Flow target performance was lower than the fiscal year 2024 target driven primarily by the lower Adjusted EBITDA and higher restructuring costs.

Performance Metrics	Weight	FY 2025 Goals			FY 2025 Performance		FY 2025 Total Payout before adjustment
		Threshold	Target	Maximum	Actual Achievement	Weighted Payout %
Adjusted EBITDA ($M)	40%	$735	$885	$1,035	$881	40%	98%
Free Cash Flow ($M)	40%	$110	$210	$360	$200	38%
Corporate Transformational Projects	20%	Achieved/Not Achieved			Achieved	20%
Adjusted EBITDA is defined as income before income taxes and noncontrolling interests excluding net financing charges, restructuring, impairment and related costs, purchase accounting amortization, transaction gains/losses, other significant non-recurring items and net mark-to-market adjustments on pension and postretirement plans and excluding depreciation and stock-based compensation. Free Cash Flow is defined as cash from operating activities, less capital expenditures. For purposes of calculating AIP performance, the Adjusted EBITDA and Free Cash Flow metrics exclude the favorable or unfavorable impact of translational foreign currency exchange on the performance results (resulting in a decrease of $3.9 million). For the Corporate Transformational Projects, the Human Capital and Compensation Committee reviews supporting evidence and evaluates whether it is satisfactory to warrant a determination that the projects are achieved. To support driving enhanced value to Adient’s shareholders, management provided specific examples emphasizing organic and inorganic growth, automation, portfolio optimization and capital returns to drive long-term value. To advance the transformation of Adient’s EMEA region into a sustainable business model, the company executed strategic restructuring projects, delivering significant headcount reductions and cost savings, while launching quarterly leadership engagement sessions to educate and inspire alignment.

The Human Capital and Compensation Committee had the ability to adjust actual payout amounts under the fiscal year 2025 AIP. The Committee determined that, for the fiscal year 2025 AIP, it was appropriate to make an adjustment to the NEOs’ payout amounts to exclude the impact of certain one-time, unanticipated items, including the costs of strategic restructuring initiatives and the impact of tariffs which were not included in our financial planning and were to a large extent outside of the control of the NEOs. Specifically, these adjustments increased Adjusted EBITDA by $12 million and Free Cash Flow by $32 million. This resulted in an adjusted Total Payout percentage of 108%.

The table below summarizes the target award potential and actual payout amounts for NEOs for fiscal year 2025.

NEO(1)	Award Target (as a % of Base Salary)	Award Target ($)	FY 2025 Actual Payout Amount ($)
Jerome J. Dorlack	155%	$1,472,500	$1,590,300
Mark A. Oswald	100%	$615,041	$664,244
Jian James Huang	100%	$596,260	$643,961
Heather M. Tiltmann	90%	$557,201	$601,777
James D. Conklin	100%	$580,055	$626,459
(1)    The award targets and actual payout amounts for Mr. Huang has been converted to U.S. dollars at exchange rates of U.S.$1.00 = RMB 7.22. The exchange rate was an average of the 12 monthly average exchange rates during the fiscal year.

The target awards for Mr. Conklin and Ms. Tiltmann represented increases from fiscal year 2024 to align their target compensation levels more closely for fiscal year 2025 with the market median for their respective roles.

Long-Term Incentive (LTI) Plan
The Human Capital and Compensation Committee approved both PSUs and RSUs for the fiscal year 2025 LTI awards. The PSUs comprised 60% of each NEO’s LTI opportunity and RSUs the remaining 40%:
•    RSUs vest one-third per year over three years and provide additional value to the holder when the share price rises. By awarding RSUs, we link LTI opportunities directly to share price. If the share price decreases, so does the value of the executive’s compensation. RSUs can help to maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.
•    PSUs vest at the end of the three-year performance period (fiscal years 2025 - 2027). The performance metrics for the fiscal year 2025 PSUs are Return on Sales (25%), Cumulative Free Cash Flow (25%) and relative TSR (50%) based on rank within a peer group as provided below. The Return on Sales metric measures fiscal year 2027 EBITDA / fiscal year 2027 sales, while Cumulative Free Cash Flow measures the combined Free Cash Flow from fiscal years 2025 - 2027. If absolute TSR is negative, the maximum metric payout for our fiscal year 2025 PSUs is capped at 100%. The Human Capital and Compensation Committee set the thresholds, targets and maximums for the fiscal years 2025 - 2027 LTI performance period based on Adient’s long-term strategic plan. This approach ensures we provide competitive incentive compensation based on market-competitive performance while continuing to focus on strategic long-term deliverables.
No changes were made to our Custom Peer Group for fiscal year 2025, which includes the following companies:

FY 2025 LTI PSU Custom Peer Group(1) (12 Companies, 11 Peers)
Adient plc American Axle & Manufacturing Holding Inc. Aptiv plc Autoliv	BorgWarner Inc. Dana Incorporated Forvia The Goodyear Tire & Rubber Company	HUAYU Lear Corporation LCI Industries Toyota Boshoku
(1)    Includes Visteon Corporation as an alternate in the event one of the above companies has a fundamental change during the performance period.

In total, we believe our fiscal year 2025 LTI program and metrics provide a focus on shareholder value creation. The design of our LTI awards also enhances retention of key executives over the course of the vesting period and is reflective of market practice within our industry. The size of the LTI awards is based on a combination of market practice and the relative importance of the objectives behind each of the grants. The target LTI grant amounts for Messrs. Dorlack, Oswald, Huang and Conklin and Ms. Tiltmann represented increases from fiscal year 2024 to align their target compensation levels more closely for fiscal year 2025 with the market median for their respective roles. The PSUs for all NEOs are earned or forfeited based on performance achievement. Furthermore, all awards are impacted by changes in Adient share price.

In November 2024, the Human Capital and Compensation Committee approved the following target grant amounts for fiscal year 2025:

NEO	FY 2025 Long-Term Incentive Grant
	Number of PSUs	Target Value of PSUs	Number of RSUs	Value of RSUs	Total Target Value of Award
Jerome J. Dorlack	294,117	$6,000,000	196,078	$4,000,000	$10,000,000
Mark A. Oswald	65,294	$1,332,000	43,529	$888,000	$2,220,000
Jian James Huang	52,235	$1,065,600	34,823	$710,400	$1,776,000
Heather M. Tiltmann	52,235	$1,065,600	34,823	$710,400	$1,776,000
James D. Conklin	52,235	$1,065,600	34,823	$710,400	$1,776,000

After the end of fiscal year 2024, as previously disclosed in Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, the Human Capital and Compensation Committee approved a one-time retention award to Mr. Huang based on the centrality of his role in fiscal year 2024 and his key contributions to date. The award was effective on November 14, 2024 and consisted of RSUs with a grant-date fair value of $2,000,000, subject to vesting over two years. The number and value of the RSUs received by Mr. Huang are included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2025.
Payout of Fiscal Year 2023 Performance Share Units (PSUs)
In fiscal year 2023, the Human Capital and Compensation Committee approved grants of PSUs subject to three performance metrics: Return on Sales, Cumulative Free Cash Flow and relative TSR based on rank within a peer group. All of our NEOs received PSU grants in fiscal year 2023. Our outcomes as measured by these performance metrics were as follows:

Metric	Weight	FY 2023 Performance Targets
		10/1/2022- 9/30/2025					FY 2023 Payout as % of Target before adjustment
		Threshold	Target	Maximum	Final Results	Weighted Payout %
Return on Sales	25%	5.7%	6.5%	7.3%	5.6%	0%	28%
Cumulative Free Cash Flow	25%	$622	$872	$1,372	$926	28%
Relative TSR	50%	25th	50th	75th	<25th	0%
Return on Sales is defined as fiscal year 2025 adjusted EBITDA divided by fiscal year 2025 Sales. Cumulative Free Cash Flow is defined as the combined free cash flow from fiscal year 2023 through fiscal year 2025. For purposes of calculating fiscal year 2023 PSUs, the Adjusted EBITDA and Cumulative Free Cash Flow metrics exclude the favorable or unfavorable impact of translational foreign currency exchange on the performance results (resulting in an increase of $30 million). If absolute TSR is negative, the maximum metric payout for our fiscal year 2023 PSUs is capped at 100%.

Following the end of the performance period, the Human Capital and Compensation Committee evaluated management’s performance in light of the challenging environment and determined that costs of strategic restructuring and the impact of tariffs over the past 12 months—being outside of management’s control—materially affected the three-year results; therefore, the Committee adjusted the Cumulative Free Cash Flow performance by $22 million and the Return on Sales performance by 0.2%, resulting in a payout of 43% of target.
Other Policies and Benefits
Share Ownership Guidelines
We require executive officers to hold a significant amount of Adient shares. The guidelines below tie NEO compensation to share performance because the increase or decrease in share price impacts their personal holdings.

NEO	Required Minimum Ownership
CEO	6x base salary
Other Executive Officers*	3x base salary
Chief Accounting Officer	1.5x base salary
*One executive officer located in China, Mr. Huang, is not subject to our share ownership guidelines because we grant cash settled awards in China.

Shares owned directly or indirectly through the 401(k) Plan or the Retirement Restoration Plan, immediate family, trusts or a deferred compensation plan and vested and unvested RSUs are considered in determining whether an executive meets the ownership guidelines. PSUs subject to performance are not considered. These ownership requirements reflect our culture of demonstrating a strong commitment to Adient. Each participant covered by the ownership requirement must reach their ownership within a five-year “grow-in” period. All of our executive officers either hold sufficient shares to comply with the share ownership guidelines or have additional time to acquire sufficient shares.
Anti-Hedging and Anti-Pledging Policy
Our Insider Trading Policy prohibits all employees, including NEOs, and non-employee directors from trading on an exchange in puts, calls or derivative securities relating to Adient securities, from engaging in hedging or monetization transactions relating to Adient securities and from short-selling Adient securities. For purposes of the policy, “Adient securities” includes our ordinary and preferred shares (if any were to be issued), derivative securities (including RSUs, PSUs and share options) and debt securities. The policy also prohibits all employees, including NEOs, and non-employee directors, from pledging Adient securities as collateral for a loan.
Incentive Compensation Recoupment Policy
We maintain a clawback policy, called the Executive Incentive Compensation Recoupment Policy. Under the policy, in the event of a qualifying accounting restatement, we are required to recover reasonably promptly from the covered officers, including our NEOs, any erroneously awarded compensation, defined generally as the excess of the amount of incentive-based compensation received by the covered officer during the applicable recovery period over the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement. In addition, if a current or former covered officer engages in certain types of misconduct or other conduct described in the policy, the administrator of the policy may instruct us, and we will be entitled (to the extent permitted by applicable law), to recover, reduce or cancel all or a portion of any equity- or cash-based award or any other past or future compensation (other an base salary) paid or awarded to, or earned by, the covered officer. The misconduct trigger applies to time-vesting equity awards, including RSUs, as well as to performance incentives. This clawback policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm Adient or its shareholders.

The preceding description of our Executive Incentive Compensation Recoupment Policy is qualified by the Policy itself, which was filed as Exhibit 97.1 to Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Policies and Practices Relating to the Timing of Equity Awards
We generally grant annual equity-based awards during the first quarter of our fiscal year, effective as of the date of the Human Capital and Compensation Committee’s approval of the awards, although such timing may change from year to year. The Human Capital and Compensation Committee also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, at the discretion of the Human Capital and Compensation Committee. In addition, our Chief Executive Officer has delegated authority to approve a limited amount of such equity-based awards to employees who are not officers. Such grants approved by our Chief Executive Officer generally become effective on the second trading day following our next quarterly earnings release. Neither the Human Capital and Compensation Committee nor our Chief Executive Officer take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Retirement Benefit Plans
The three retirement plans described below are broadly applicable to all U.S. executives. We regularly evaluate the effectiveness of our retirement program and consider changes as needed.
401(k) Plan
All U.S. employees are eligible for the 401(k) Plan, including executives. Participants can contribute up to 50% of their eligible compensation on a pre-tax basis; however, executives can contribute only up to 6% of their eligible compensation. We provided a matching contribution during 2024 and 2025 equal to 100% on the first 3%, and 50% on the next 3% of the participant’s eligible compensation.
Adient also provided a fixed non-matching employer contribution equal to 2% of eligible compensation under the 401(k) Plan in 2024 and 2025. The non-matching employer contribution was available to all participants, including executives.
Both the matching contribution and the non-matching employer contribution are subject to vesting requirements.
Retirement Restoration Plan
Internal Revenue Code (the “Code”) sections 402(g) and 401(a)(17) limit the benefits companies can provide to employees under a 401(k) Plan. Thus, Adient sponsors the Retirement Restoration Plan, which allows certain employees who are affected by these Code limits to obtain the full intended benefit from the 401(k) Plan without regard to such limits.

Under the Retirement Restoration Plan, executives are eligible to defer up to 6% of their eligible compensation to the Retirement Restoration Plan (without regard to the limits imposed on deferrals under the 401(k) Plan) and receive a matching contribution (at the same rate as provided under the 401(k) Plan) on those deferrals.
All matching contributions and non-matching employer contributions made under the Retirement Restoration Plan are subject to the same vesting requirements as the 401(k) Plan, except that vesting is not accelerated as a result of an individual’s death while employed.
Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan assists U.S. executives, including NEOs other than Mr. Huang, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists executives in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan generally mirror investment options available in the 401(k) Plan, except that deferrals arising from PSUs granted on and after October 1, 2018, and deferrals arising from RSUs granted on or after October 1, 2019, will automatically be deemed invested in Adient shares and cannot be reallocated to other investment options.
Employment Agreements
We do not maintain employment agreements with our NEOs other than Mr. Huang, who has an employment agreement to satisfy applicable local law requirements. However, we do maintain arrangements under which select NEOs may become entitled to receive severance benefits upon a qualifying termination of employment, as described below under “Severance and Change of Control Agreements.” In addition, we generally provide offer letters to newly hired executive officers in connection with their recruitment.
Severance and Change of Control Agreements
Consistent with market practice, we maintain Key Executive Severance and Change of Control Agreements with our U.S.-based NEOs that are intended to retain them before and after a change of control and encourage the executives to maximize the value of any change of control transaction for shareholders in the long-term. The agreements are summarized below.

	Change of Control Termination	Non-Change of Control Termination
Triggering Events	During the two years after a change of control: • Involuntary termination other than for cause, disability or death • Resignation for good reason	• Involuntary termination other than for cause, disability or death • Resignation for good reason
Cash Severance	• 3x base salary and average bonus	• 1.5x base salary
Bonus	• Full current year annual bonus based on actual performance	• Pro rata current year annual bonus based on actual performance
Release of Claims	• Required
Benefits Replacement	• Cash payment equal to monthly employer contributions for welfare benefits and retirement plans multiplied by 36	• Same as Change of Control Termination, multiplied by 18
Equity Acceleration
• Awards vest on a pro rata basis (subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement)
• Awards under the Adient plc 2021 Omnibus Incentive Plan would receive more favorable treatment as the plan provides for double-trigger vesting of awards that are assumed or replaced in a change of control
• Awards vest on a pro rata basis (subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement)
Excise Tax Gross-up Payment	• None
Restrictive Covenants	• Perpetual confidentiality covenant • Trade secrets protection, non-disparagement, non-competition and non-solicitation for 12-18 months

Definition of “Change of Control”
The agreements use the same definition as the Adient plc 2021 Omnibus Incentive Plan, which defines a change of control as:
• The acquisition by a person of 35% or more beneficial ownership of Adient’s then-outstanding ordinary shares or then-outstanding voting securities (excluding acquisitions from or by Adient or by any of Adient’s employee benefit plans)
• A majority change in the Adient Board of Directors that is not approved by at least a majority of Adient’s incumbent Board of Directors (or their Board-approved successors)
• A reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Adient or any of its subsidiaries, a sale or other disposition of all or substantially all of Adient’s assets or the acquisition of assets or shares of another entity by Adient or any of its subsidiaries
• Shareholder approval of a complete liquidation or dissolution of Adient
• Not applicable
Definition of “Cause”
• Substantial failure (other than due to disability) or refusal to perform essential duties and responsibilities

• Material violation of any fiduciary duty

• Conviction of, or entry of a plea of no contest with respect to, certain crimes

• Dishonesty or theft

• Material violation of material rules or material policies

• Other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on Adient, its affiliates or its or their employees

Definition of “Good Reason”
• Certain changes in the principal location of employment

• Material reduction to total cash compensation target or equity award value target from the levels in effect immediately prior to the change of control

• Application of performance goals to incentive compensation awards for which the probability of attainment is materially more difficult than it would be under the incentive plans in effect immediately prior to the change of control

• A change in the position to which the executive officer reports (does not apply to the CEO)

• Material diminution of the authority, duties, or responsibilities such that the position held is no longer commensurate with that of the position held immediately prior to the change of control and/or when the agreement was entered into

• Certain changes in the principal location of employment

• Material reduction to total cash compensation target or equity award value target (other than as part of a widespread reduction in compensation applied consistently to other peer executives)

• A change in the position to which the executive officer reports (does not apply to the CEO)

Perquisites
We offered to our NEOs in fiscal year 2025 reimbursement for the cost of a comprehensive physician examination by a physician of the NEO’s choice. Adient does not reimburse for other expenses for our US-based executives. Our non-U.S.-based NEO (Mr. Huang) is eligible for a leased vehicle based on local market practice and we provide him with tax support services to mitigate the additional cost of completing tax filings in foreign jurisdictions.
Compensation and Risk Assessment
The Human Capital and Compensation Committee has assessed the risks associated with our compensation programs, policies and practices and engaged Willis Towers Watson to perform an independent assessment. Based on these evaluations, the Human Capital and Compensation Committee does not believe that such compensation programs, policies, and practices create risks that are reasonably likely to have a material adverse effect on Adient.

Tax and Accounting Rules and Regulations
When determining total direct compensation packages for fiscal year 2025, Adient considered factors that may impact financial performance, including tax and accounting rules. One such tax rule is Section 162(m) of the Code, which limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year. Although the Human Capital and Compensation Committee seeks to structure compensation in a tax-efficient manner when possible, it may award compensation that is not fully deductible under Section 162(m) if it believes such compensation will contribute to the achievement of our business objectives.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT
The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement relating to the 2026 Annual General Meeting of Shareholders.
Barb J. Samardzich, Chair
Julie L. Bushman
Peter H. Carlin
Jodi E. Eddy
Members, Human Capital and Compensation Committee

EXECUTIVE COMPENSATION TABLES
The following table sets forth information regarding the compensation of the NEOs of Adient in fiscal year 2025: Jerome J. Dorlack, President and Chief Executive Officer; Mark A. Oswald, Executive Vice President and Chief Financial Officer; Jian James Huang, Executive Vice President, APAC; Heather M. Tiltmann, Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary; and James D. Conklin, Executive Vice President, Americas.
Summary Compensation Table for Fiscal Year 2025

Name and Principal Position(1) (a)	Year (b)	Salary(2) (c)	Bonus(3) (d)	Stock Awards(4) (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation(5) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) (h)	All Other Compensation(7) (i)	Total (j)
Jerome J. Dorlack President & CEO	2025	$665,000	$147,250	$10,754,426	—	$1,443,050	—	$104,668	$13,114,394
	2024	$662,083	—	$7,760,438	—	$971,523	—	$99,427	$9,493,471
	2023	$627,500	—	$2,315,532	—	$864,101	—	$19,238	$3,826,370
Mark A. Oswald Exec VP & CFO	2025	$615,000	$61,504	$2,308,097	—	$602,740	—	$35,273	$3,622,614
	2024	$540,125	—	$1,236,769	—	$382,699	—	$33,304	$2,192,897

Jian James Huang Exec VP, APAC(8)	2025	$596,260	$59,626	$3,893,105	—	$584,335	—	$82,632	$5,215,958
	2024	$596,632	—	$1,667,224	—	$453,440	—	$80,113	$2,797,409
	2023	$609,783	—	$1,165,427	—	$768,326	—	$80,972	$2,624,508
Heather M. Tiltmann Exec VP, Legal and HR	2025	$619,112	$55,720	$1,917,136	—	$546,057	—	$59,196	$3,197,221
	2024	$619,112	—	$1,667,224	—	$352,894	—	$79,555	$2,718,785
	2023	$614,604	—	$1,711,096	—	$580,766	—	$18,870	$2,925,336
James D. Conklin Exec VP, Americas	2025	$580,000	$58,005	$1,896,176	—	$568,454	—	$33,815	$3,136,451
	2024	$545,000	—	$1,667,224	—	$352,017	—	$38,087	$2,602,329

(1)    Name and Principal Position: This column reflects our NEOs’ positions as of September 30, 2025.
(2)    Salary: Mr. Dorlack participated in Salary Reduction / RSU Replacement Programs during fiscal year 2024 and 2025. Under these programs, his base salary was reduced by 30% for two consecutive 12-month periods ending on December 31, 2024 and December 31, 2025. These Salary Reduction / RSU Replacement Programs are described under the heading “Analysis of Fiscal Year 2025 Compensation - Base Salary” in the Compensation Discussion and Analysis (“CD&A”)
(3)    Bonus: This column reflects the Human Capital and Compensation Committee adjustment of the Annual Incentive Plan. The adjustment is described in further detail in the section titled “Analysis of Fiscal Year 2025 Compensation – Annual Incentive Plan (AIP)” in the CD&A.
(4)    Stock Awards: The amounts in column (e) for fiscal year 2025 reflect the grant date fair value of equity awards granted during the fiscal year, which consisted of RSUs and PSUs granted under our 2021 Omnibus Incentive Plan. The amounts relating to the RSUs and PSUs granted during fiscal year 2025 represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of an ordinary share on the date of grant. In the case of PSUs, the amounts are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding forfeitures. Potential payouts range from 0% to 200% of the target amounts for the PSUs. Assuming performance at the highest level, the aggregate values of the PSUs granted during fiscal year 2025 at the date of grant (based on the maximum number of shares that could be earned under the PSUs and the closing market price of an ordinary share on the date of grant) were as follows: $11,999,974 for Mr. Dorlack; $2,663,995 for Mr. Oswald; $2,131,188 for Mr. Huang; $2,131,188 for Ms. Tiltmann; and $2,131,188 for Mr. Conklin. Footnote 12 to the audited financial statements for the fiscal year ended September 30, 2025, which appears in Adient’s Annual Report on Form 10-K that was filed with the SEC on November 18, 2025 includes assumptions that were used in the calculation of the equity award values. As described in the section titled “Analysis of Fiscal Year 2025 Compensation - Payout of Fiscal Year 2023 Performance Share Units (PSUs)” in the CD&A, the Human Capital and Compensation Committee adjusted performance under the fiscal year 2023 PSUs. The incremental fair values resulting from the corresponding modification to the fiscal year 2023 PSUs were as follows: $98,876 for Mr. Dorlack; $5,837 for Mr. Oswald; $51,310 for Mr. Huang; $75,336 for Ms. Tiltmann; and $54,377 for Mr. Conklin.
(5)    Non-Equity Incentive Plan Compensation: The amounts reported in column (g) reflect annual cash incentive compensation, if any, earned in the fiscal year (which was based on individual and Company performance in the fiscal year indicated and paid in the first quarter of the following fiscal year). Annual incentive compensation is discussed in further detail in the section titled “Analysis of Fiscal Year 2025 Compensation – Annual Incentive Plan (AIP)” in the CD&A.
(6)    Change In Pension Value: Adient does not offer a defined benefit pension. No NEO received “above-market or preferential earnings” on non-qualified deferred compensation.

(7)    All Other Compensation: The fiscal year 2025 amounts reported in column (i) for each NEO consist of the following:

Name	Company Leased Car Program (a) ($)	Executive Physical(b) ($)	Employer Retirement Contributions (c) ($)	Miscellaneous (d) ($)	Total Other Compensation ($)
Jerome J. Dorlack President & CEO	—	—	$104,668	—	$104,668
Mark A. Oswald Exec VP & CFO	—	—	$35,273	—	$35,273
Jian James Huang Exec VP, APAC	$59,666	$2,950	—	$20,016	$82,632
Heather M. Tiltmann Exec VP, Legal and HR	—	—	$59,196	—	$59,196
James D. Conklin Exec VP, Americas	—	—	$33,815	—	$33,815
(a)    Company Leased Car Program: Amounts reflect costs attributable to personal use of an Adient leased vehicle.
(b)    Executive Physical: Amounts reflect costs of executive physical.
(c)    Employer Retirement Contributions: Amounts shown include, for the U.S. NEOs, Adient’s matching and non-matching contributions made under the 401(k) Plan and the Retirement Restoration Plan. No NEO received “above-market or preferential earnings” on non-qualified deferred compensation.
(d)    Miscellaneous: Amount shown for Mr. Huang includes tax support services for filings in foreign jurisdictions and a social insurance cash out paid to non-Chinese employees not enrolled in local social security programs.
(8)    Mr. Huang’s cash compensation was paid in RMB and has been converted to U.S. dollars at an exchange rate of U.S.$1.0 = RMB 7.22. The exchange rate is the average of the 12 monthly average exchange rates during the fiscal year.
 Grants of Plan-Based Awards Table for Fiscal Year 2025
The following table summarizes cash-based and equity-based awards for each of the NEOs that were granted with respect to fiscal year 2025.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock(3) (#)	Grant Date Fair Value of Stock and Option Awards(4)(5) ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Jerome J. Dorlack President & CEO		11/13/2025					4,675			$98,876
	11/14/2024	11/14/2024				36,765	294,117	588,234		$6,370,574
	11/14/2024	11/14/2024							196,078	$3,999,991
	1/1/2025	11/14/2024							16,540	$284,984
			$147,250	$1,472,500	$2,650,500
Mark A. Oswald Exec VP & CFO		11/13/2025					276			$5,837
	11/14/2024	11/14/2024				8,162	65,294	130,588		$1,414,268
	11/14/2024	11/14/2024							43,529	$887,992
			$61,504	$615,041	$1,107,074
Jian James Huang Exec VP, EMEA		11/13/2025					2,426			$51,310
	11/14/2024	11/14/2024				6,529	52,235	104,470		$1,131,410
	11/14/2024	11/14/2024							98,039	$1,999,996
	11/14/2024	11/14/2024							34,823	$710,389
			$59,626	$596,260	$1,073,269
Heather M. Tiltmann Exec VP, Legal & HR		11/13/2025					3,562			$75,336
	11/14/2024	11/14/2024				6,529	52,235	104,470		$1,131,410
	11/14/2024	11/14/2024							34,823	$710,389
			$55,720	$557,201	$1,002,962
James D. Conklin Exec VP, Americas							2,571			$54,377
	11/14/2024	11/14/2024				6,529	52,235	104,470		$1,131,410
	11/14/2024	11/14/2024							34,823	$710,389
			$58,005	$580,055	$1,044,099
(1)    These columns show the range of potential payouts for annual incentive performance awards that we describe in the section titled “Analysis of Fiscal Year 2025 Compensation — Annual Incentive Plan (AIP)” in the CD&A. Actual payout amounts are rounded up to the next whole dollar, which may result in a payout amount that exceeds the stated maximum by one dollar. The amounts actually earned for fiscal year 2025 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2025.
(2)    These columns show the range of potential payouts for the PSUs granted during fiscal year 2025 under our 2021 Omnibus Incentive Plan that we described in the section titled “Analysis of Fiscal Year 2025 Compensation — Long-Term Incentive (LTI) Plan” in the CD&A. The number of PSUs with a grant date of November 14, 2024 that are earned, if any, will be based on performance for fiscal years 2025 through 2027 and will be determined after the close of fiscal year 2027.
(3)    The amounts shown in this column reflect the number of RSUs that were granted to each NEO under our 2021 Omnibus Incentive Plan for awards granted on November 14, 2024, as well as RSUs that were granted to Mr. Dorlack on January 1, 2025 for participation in a Salary Reduction / RSU Replacement Program during fiscal year 2025 and 98,039 RSUs that were granted to Mr. Huang on November 14, 2024 for a one-time retention award. Under the Salary Reduction / RSU Replacement Program, Mr. Dorlack’s base salary was reduced by 30% and replaced with an equivalent RSU grant for a 12-month period ending December 31,

2025, as described under the heading “Analysis of Fiscal Year 2025 Compensation – Base Salary” in the CD&A. Mr. Huang’s one-time retention award is subject to vesting over two years.
(4)    No stock options were granted to Adient’s NEOs in fiscal year 2025.
(5)    The amounts shown in the first row for each NEO reflect the incremental fair value resulting from an accounting modification to PSUs granted in fiscal year 2023. The modification to these PSUs is described in further detail in the section titled “Analysis of Fiscal Year 2023 Compensation – Payout of Fiscal Year 2023 Performance Share Units (PSUs)” in the CD&A. The other amounts reflect the grant date fair value of PSUs and RSUs granted during fiscal year 2025 as determined in accordance with FASB ASC Topic 718. Footnote 12 to the audited financial statements for the fiscal year ended September 30, 2025, which appear in Adient’s Annual Report on Form 10-K that was filed with the SEC on November 18, 2025, includes assumptions that were used in the calculation of the equity award values.

Outstanding Equity Awards at 2025 Fiscal Year-End Table
The following table shows, for each of the NEOs, all Adient equity awards that were outstanding as of September 30, 2025. Dollar amounts shown in the Stock Awards columns are based on the closing price of Adient’s ordinary shares of $24.08 on the NYSE on September 30, 2025, the last trading day of fiscal year 2025.

Name	Stock Awards
	Number of Shares of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3) ($)
Jerome J. Dorlack President & CEO	277,859	$6,690,845	212,180	$5,109,294
Mark A. Oswald Exec VP & CFO	55,052	$1,325,652	43,418	$1,045,505
Jian James Huang Exec VP, APAC	149,590	$3,602,127	40,737	$980,947
Heather M. Tiltmann Exec VP, Legal and HR	53,267	$1,282,669	40,737	$980,947
James D. Conklin Exec VP, Americas	51,770	$1,246,622	40,737	$980,947
(1)    RSU vesting dates are as follows:
•Mr. Dorlack — 64,706 shares vested on November 14, 2025; 8,041 shares vested on November 16, 2025; 7,065 vested on November 17, 2025; 16,540 vested on January 1, 2026; 20,613 shares vest on February 8, 2026; 64,705 shares vest on November 14, 2026; 8,285 shares vest on November 16, 2026; 21,237 shares vest on February 8, 2027; and 66,667 shares vest on November 14, 2027.
•Mr. Oswald — 14,365 shares vested on November 14, 2025; 1,206 shares vested on November 16, 2025; 1,462 shares vested on November 17, 2025; 3,972 shares vest on February 8, 2026; 14,364 shares vest on November 14, 2026; 1,243 shares vest on November 16, 2026; 3,640 shares vest on February 8, 2027; and 14,800 shares vest on November 14, 2027.
•Mr. Huang — 60,512 shares vested on November 14, 2025; 6,433 shares vested on November 16, 2025; 3,667 shares vested on November 17, 2025; 60,510 shares vest on November 14, 2026; 6,628 shares vest on November 16, 2026 and 11,840 shares vest on November 14, 2027.
•Ms. Tiltmann — 11,492 shares vested on November 14, 2025; 6,433 shares vested on November 16, 2025; 5,383 shares vested on November 17, 2025; 11,491 shares vest on November 14, 2026; 6,628 shares vest on November 16, 2026 and 11,840 shares vest on November 14, 2027.
•Mr. Conklin — 11,492 shares vested on November 14, 2025; 6,433 shares vested on November 16, 2025; 3,886 shares vested on November 17, 2025; 11,491 shares vest on November 14, 2026; 6,628 shares vest on November 16, 2026; and 11,840 shares vest on November 14, 2027.
(2)    We have calculated the market value of unvested RSUs and PSUs using the September 30, 2025, closing market price for an ordinary share, which was $24.08.
(3)    The number of unvested PSUs listed in this table is, consistent with the SEC’s disclosure requirements, based on threshold performance for fiscal year 2024 and fiscal year 2025. Threshold performance for the fiscal year 2024 and fiscal year 2025 grants are a level of performance higher than the level at which performance was trending through the end of fiscal year 2025. The PSUs will be earned or forfeited based on performance over three fiscal years.

Option Exercises and Stock Vested During Fiscal Year 2025
The following table provides information about RSUs and PSUs that vested in, or based on a performance period that ended during, fiscal year 2025:

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Jerome J. Dorlack President & CEO	61,778	$1,162,056
Mark A. Oswald Exec VP & CFO	8,464	$157,284
Jian James Huang Exec VP, APAC	19,963	$405,405
Heather M. Tiltmann Exec VP, Legal and HR	26,172	$532,826
James D. Conklin Exec VP, Americas	19,275	$392,429
(1)    Amounts represent the product of the number of shares acquired on vesting multiplied by the closing market price of our ordinary shares on the vesting date, plus the value of dividend equivalents that were released or earned and deferred, as applicable.
Non-Qualified Deferred Compensation Table for Fiscal Year 2025
The following table sets forth certain information with respect to participation in the Adient US LLC Executive Deferred Compensation Plan and the Adient US LLC Retirement Restoration Plan by the NEOs during the fiscal year ending on September 30, 2025. Mr. Huang is not eligible to participate in the Adient US LLC Executive Deferred Compensation Plan or the Adient US LLC Retirement Restoration Plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FY ($)
Jerome J. Dorlack President & CEO	$74,916	$81,918	$134,891	—	$1,115,250
Mark A. Oswald Exec VP & CFO	—	$12,954	$3,977	—	$47,589
Heather M. Tiltmann Exec VP, Legal and HR	$32,008	$36,446	$39,023	—	$394,958
James D. Conklin Exec VP, Americas	—	$11,640	$7,803	—	$79,761
(1)    Certain amounts that appear in the Non-Qualified Deferred Compensation table relate to compensation that is or was also reported in the Summary Compensation Table as compensation for fiscal year 2025 or earlier fiscal years. The Executive Contributions of each of Mr. Dorlack and Ms. Tiltmann include amounts that are also reported in the Salary column in the Summary Compensation Table for fiscal year 2025.
(2)    Amounts shown include the Company matching and non-matching contributions from fiscal year 2025 that we make under the Retirement Restoration Plan because the Code limits such contributions under the 401(k) Plan. The Registrant Contributions of Messrs. Dorlack, Oswald and Conklin and Ms. Tiltmann include amounts that are also reported in the All Other Compensation column of the Summary Compensation Table.
(3)    The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a NEO has deferred. Investment earnings also include amounts relating to the appreciation or depreciation in the value of other investment alternatives, which are generally similar to the investment alternatives available under the 401(k) Plan.

Adient maintains the following two non-qualified deferred compensation plans under which selected executives, as determined by the Human Capital and Compensation Committee, including NEOs (other than Mr. Huang), could elect to defer their compensation.
•    The Adient US LLC Executive Deferred Compensation Plan allows selected executives to defer up to 100% of their long-term PSUs and restricted stock or RSU awards.
•    The Adient US LLC Retirement Restoration Plan allows selected executives to defer 6% of their compensation that is not eligible to be deferred into the 401(k) Plan because of qualified plan limits that the Code imposes. The Retirement Restoration Plan also credits participants with a Company contribution equal to the difference between the amount of matching contribution made under the 401(k) Plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into the 401(k) Plan. Executives are eligible for a fixed, non-matching employer contribution based on the same formula the executive receives in the qualified 401(k) Plan.

Potential Payments upon Termination and Change in Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the NEOs upon termination of employment or upon the occurrence of a change in control of Adient, assuming the triggering event, or events, occurred on September 30, 2025. Equity award amounts are based on the closing price of Adient’s ordinary shares of $24.08 on the NYSE on September 30, 2025, the last trading day of fiscal year 2025. The arrangements under which the severance and other enhanced benefits would have been paid are described in the footnotes to the table.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR A CHANGE IN CONTROL
Name / Form of Compensation	Change In Control		Other Termination
	Without Qualified Term	With Qualified Term(1)	With Cause	Without Cause Involuntary(2)	Retirement(3)	Death or Disability(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Jerome J. Dorlack
Cash Severance	—	$6,275,924	—	$1,425,000	NA	—
Benefit & Perk Continuation	—	$168,280	—	$84,140	NA	—
Accelerated Vesting of Equity	—	$2,318,567	—	$2,318,567	NA	$6,690,845
Mark A. Oswald
Cash Severance	—	$3,173,811	—	$945,000	NA	—
Benefit & Perk Continuation	—	$158,232	—	$79,116	NA	—
Accelerated Vesting of Equity	—	$424,627	—	$424,627	NA	$1,325,652
Jian James Huang
Cash Severance	—	$49,720	—	$49,720	NA	—
Benefit & Perk Continuation	—	—	—	—	NA	—
Continued / Accelerated Vesting of Equity	—	—	—	—	$1,682,043	—
Heather M. Tiltmann
Cash Severance	—	$3,392,773	—	$928,668	NA	—
Benefit & Perk Continuation	—	$189,926	—	$94,963	NA	—
Accelerated Vesting of Equity	—	$494,603	—	$494,603	NA	$1,282,669
James D. Conklin
Cash Severance	—	$3,232,632	—	$900,000	NA	—
Benefit & Perk Continuation	—	$195,579	—	$97,790	NA	—
Accelerated Vesting of Equity	—	$463,275	—	$463,275	NA	$1,246,622
(1)    In the event of a change in control and an involuntary termination other than for cause, disability or death or a resignation for good reason, within the two years following the change in control, the then-serving NEOs, with the exception of Mr. Huang, would be entitled to the benefits described in the column titled “Change of Control Termination” in the table under the heading “Severance and Change of Control Agreements” in the CD&A. Mr. Huang would be entitled to one month of base salary and accelerated vesting of outstanding equity awards, subject to the 2021 Omnibus Incentive Plan. All dividend equivalents relating to equity awards receive the same treatment as the related equity awards. These payments are subject to possible reduction if the excise tax under Section 4999 would apply. Specifically, if any payment to or for the benefit of the NEO, whether paid or provided pursuant to the terms of the Key Executive Severance and Change of Control Agreement or otherwise (the “Payments”) would subject the NEO to an excise tax under Code Section 4999, then the aggregate present value of the benefits provided to the NEO pursuant to the Key Executive Severance and Change of Control Agreement (the “Benefit Payments”) will be reduced to an amount which maximizes the aggregate present value of Benefit Payments without causing any of the Payments to be subject to such tax by the NEO (the “Reduced Amount”). That reduction will not apply if the value of such Payments (after payment of all federal, state, and local income taxes, federal employment taxes and the excise taxes due under Code Section 4999) would exceed the after-tax value of the Reduced Amount. Solely for purposes of calculating the amounts disclosed in the table above, we assumed that no reduction would apply.
(2)    In the event of an involuntary termination without cause or for good reason not in connection with a change in control, the NEOs, with the exception of Mr. Huang, would be entitled to the benefits as described in the column titled “Non-Change of Control Termination” in the table under the heading “Severance and Change of Control Agreements” in the CD&A. Mr. Huang would be entitled to one month of base salary.
(3)    As of September 30, 2025, only Mr. Huang was eligible for retirement. In the event of retirement, NEOs would be eligible for:
•if the NEO’s employment terminates due to retirement prior to the first anniversary of the grant date of RSUs, the RSU would be forfeited. PSUs would vest on a pro rata basis upon retirement (contingent on actual performance). PSUs and RSUs that have not yet been settled are automatically forfeited in certain circumstances, including if the NEO serves in certain capacities for a competitor or engages in inimical conduct.
•dividend equivalent treatment equivalent to the treatment of the related equity awards; and
•his or her account balance under the Retirement Restoration Plan, if applicable.
(4)    In the event of a death or disability, NEOs would be eligible for:
•full vesting of all unvested RSUs;
•a pro rata portion of unearned PSUs (based on actual performance);
•dividend equivalent treatment equivalent to the treatment of the related equity awards; and
•his or her account balance under the Retirement Restoration Plan, if applicable.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section “Compensation Discussion and Analysis”.
The following table summarizes the Summary Compensation Table (“SCT”) total compensation reported for, and the Compensation Actually Paid (“CAP”) to, our CEO and, on average, our other NEOs (the “Non-CEO NEOs”):

Year (a)	Summary Compensation Table Total for CEO #1[1]	Summary Compensation Table Total for CEO #2[2]	Compensation Actually Paid to the CEO #1[3]	Compensation Actually Paid to the CEO #2[4]	Average Summary Compensation Table Total for Non-CEO NEOs[5]	Average Compensation Actually Paid to Non-CEO NEOs[6]	Value of Initial Fixed $100 Investment Based on		Net Income (Loss) (in millions)[9]	Adjusted EBITDA[10]
							Total Shareholder Return[7]	Peer Group Total Shareholder Return[8]
2025	$13,114,394		$11,198,215		$3,793,061	$3,422,203	$139	$109	$(281)	$881
2024	$9,493,471	$11,217,604	$2,985,544	$(7,584,370)	$2,577,855	$717,900	$130	$98	$18	$880
2023		$14,678,639		$27,706,948	$2,980,464	$4,704,325	$212	$118	$205	$938
2022		$15,355,201		$4,644,914	$3,390,442	$1,542,704	$160	$98	$(120)	$675
2021		$14,242,424		$34,992,414	$3,051,633	$6,904,114	$239	$138	$1,108	$917
(1) Summary Compensation Table Total for CEO #1: This column reflects the amounts of total compensation reported for Mr. Dorlack the “Total” column of the Summary Compensation Table for fiscal years 2024-2025.
(2) Summary Compensation Table Total for CEO #2: This column reflects the amounts of total compensation reported for Mr. Del Grosso in the “Total” column of the Summary Compensation Table for fiscal years 2021-2024.
(3) Compensation Actually Paid to CEO #1: This column reflects the CAP to Mr. Dorlack, calculated in accordance with Item 402(v) of Regulation S-K for fiscal years 2024-2025. The following adjustments were made to Mr. Dorlack’s total compensation from the SCT for fiscal year 2025 to determine CAP:

Year	Summary Compensation Table Total	Deduction of Grant Date Fair Value from Summary Compensation Table(a)	Other Adjustments to Summary Compensation Table(b)	Compensation Actually Paid
2025	$13,114,394	$10,754,426	$8,838,247	$11,198,215
(a) Deduction of Grant Date Fair Value from Summary Compensation Table: Amount reflects the grant date fair value of equity-based awards granted in, and any incremental fair value reported due to modifications of equity awards for, each year.
(b) Other Adjustments to Summary Compensation Table: The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) change in fair value as of fiscal year end compared to prior year end fair value for unvested and outstanding awards granted in prior fiscal years; and (iii) change in fair value as of vesting date compared to prior year end fair value for vested awards granted in prior years. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Value of Awards Granted During Covered Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Total
2025	$9,701,478	$(954,368)	$91,137	$8,838,247
(4) Compensation Actually Paid to CEO #2: This column reflects the CAP to Mr. Del Grosso, calculated in accordance with Item 402(v) of Regulation S-K for fiscal years 2021 through 2024.
(5) Average Summary Compensation Table Total for Non-CEO NEOs: This column reflects the average of the total compensation amounts reported for the Non-CEO NEOs for each corresponding year in the “Total” Column of the Summary Compensation Table. The Non-CEO NEOs included for purposes of calculating the average amounts for fiscal years 2025 and 2024 are Messrs. Oswald, Huang and Conklin and Ms. Tiltmann. The Non-CEO NEOs included for purposes of calculating the average amounts for fiscal year 2023 are Messrs. Jeffery M. Stafeil, Dorlack, Huang and Michel Berthelin and Ms. Tiltmann. The Non-CEO NEOs included for purposes of calculating the average amounts for fiscal year 2022 are Messrs. Stafeil, Dorlack and Huang and Ms. Tiltmann. The Non-CEO NEOs included for purposes of calculating the average amounts for fiscal year 2021 are Messrs. Stafeil, Dorlack, Huang and Berthelin.
(6) Compensation Actually Paid to Non-CEO NEOs: This column reflects the average CAP to our Non-CEO NEOs, calculated in accordance with Item 402(v) of Regulation S-K. The following adjustments were made to the Non-CEO NEOs’ total compensation from the SCT for each year to determine CAP:

Year	Average Summary Compensation Table Total	Deduction of Grant Date Fair Value from Summary Compensation Table(a)	Other Adjustments to Summary Compensation Table(b)	Average Compensation Actually Paid
2025	$3,793,061	$2,503,629	$2,132,770	$3,422,203
(a) Deduction of Grant Date Fair Value from Summary Compensation Table: Amount reflects the grant date fair value of equity-based awards granted in and any incremental fair value reported due to modifications of equity awards for, each year.
(b) Other Adjustments to Summary Compensation Table: The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) change in fair value as of vesting date compared to prior year end fair value for vested awards granted in prior years; (iii) change in fair value as of fiscal year end compared to prior year end fair value for unvested and outstanding awards granted in prior fiscal years. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Value of Awards Granted During Covered Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Total
2025	$2,345,696	$(238,225)	$25,299	$2,132,770
(7) Total Shareholder Return: This column shows the value at the end of each fiscal year of $100 invested in our common shares on September 30, 2020.
(8) Peer Group Total Shareholder Return: This column shows the value at the end of each fiscal year of $100 invested in the common shares of companies in the Dow Jones U.S. Auto Parts Index on September 30, 2020.
(9) Net Income (Loss): Represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(10) Adjusted EBITDA: Defined as income before income taxes and noncontrolling interests excluding net financing charges, restructuring, impairment and related costs, purchase accounting amortization, transaction gains/losses, other significant non-recurring items and net mark-to-market adjustments on pension and postretirement plans and excluding depreciation and stock-based compensation.

Most Important Performance Measures

The most important financial performance measures used to link CAP to Company performance are listed in the table below, not ranked in order of importance. The role of each of these performance measures in our executive compensation program is discussed in the “Compensation Discussion and Analysis”.

Return on Sales	Cumulative Free Cash Flow	Relative Total Shareholder Return	Adjusted EBITDA

Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. To normalize for our CEO transition in fiscal year 2024, Mr. Dorlack’s and Mr. Del Grosso’s CAP are combined for fiscal year 2024 in the following charts.

Compensation Actually Paid and TSR
The chart below shows the comparison of Compensation Actually Paid to our CEO and our Non-CEO NEOs and TSR for the Company and our TSR peer group, which consists of the companies within the Dow Jones U.S. Auto Parts Index.

CAP vs. TSR
Compensation Actually Paid ($ millions)
$40
$35
$30
$25
$20
$15
$10
$5
$-
$(5)
$(10)
TSR ($100 invested)
$300
$250
$200
$150
$100
$50
$-
$139
$130
$212
$160
$239
$109
$98
$118
$98
$138
2025
2024
2023
2022
2021
CAP to CEO
Avg CAP to NEOs
Company TSR
Peer Group TSR

Compensation Actually Paid and Net Income (Loss)
The chart below shows the comparison of Compensation Actually Paid to our CEO and our Non-CEO NEOs and Net Income (Loss).

CAP vs Net Income (Loss)
Compensation Actually Paid ($ millions)
$40
$30
$20
$10
$-
$(10)
Net Income ($ millions)
$975
$675
$375
$75
$(225)
$1,108
$205
$18
$(120)
$(218)
2025
2024
2023
2022
2021
CAP to CEO
Avg CAP to NEOs
Net Income (Loss)

Compensation Actually Paid and Adjusted EBITDA
The chart below shows the comparison of Compensation Actually Paid to the CEO and our Non-CEO NEOs and Adjusted EBITDA.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of the median Adient employee to the annual total compensation of the CEO.
For fiscal year 2025:

Annual Total Compensation of our CEO	$13,114,394
Estimated Annual Total Compensation of our Median Employee(1)	$18,897
Estimated Ratio of the CEO’s to the Median Employee’s Annual Total Compensation	694:1
(1) Our median employee is a production team leader located in Poland

For purposes of this disclosure, as permitted by SEC rules, we have used the same global median employee (a production team leader in Poland) as in our proxy statement filed during 2025 for fiscal year 2024, because, consistent with the instructions to Item 402(u) of Regulation S-K, there has been no material change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure.

We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. SEC rules for identifying the median employee and determining the pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the pay ratio reported by other companies, which may have utilized permitted methodologies or assumptions different from ours, and which may have a significantly different workforce structure from ours, may not be comparable to our CEO pay ratio.

To calculate the fiscal year 2025 compensation of the median employee for purposes of the pay ratio, we calculated the employee’s annual total compensation for the fiscal year in accordance with the SEC’s requirements governing preparation of the Summary Compensation Table. We calculated the annual total compensation of the CEO for fiscal year 2025 as shown in the Summary Compensation Table.

NON-EMPLOYEE DIRECTOR COMPENSATION
Non-employee director annual compensation for fiscal year 2025 consisted of the following:
•    A retainer at an annual rate of $290,000, of which $145,000 was paid in cash and $145,000 was paid in ordinary shares.
•    A committee chair fee at an annual rate of $20,000, payable in cash, for each of the chairs of the Audit Committee and Human Capital and Compensation Committee, and at an annual rate of $15,000, payable in cash, for the chair of the Corporate Governance Committee.
•    A Board Chair fee (in addition to the annual retainer described above) at an annual rate of $170,000, of which $85,000 was paid in cash and $85,000 of which was paid in ordinary shares at the then-current market price, issued under the Adient plc 2021 Omnibus Incentive Plan.
In addition, during times in which we have a Lead Director, a Lead Director fee will be paid at an annual rate of $30,000, payable in cash, provided that a non-employee Lead Director will not receive any committee chair fees described above.
We pay the cash retainer fee and committee chair fees, and we issue the ordinary share portion of the annual retainer, in advance, at, or as soon as practicable after, the date of each annual general meeting of shareholders, subject to exceptions described in our Non-Employee Directors Compensation Summary and Ownership Guidelines. We also pay the Board Chair fee at the time of the annual general meeting. In addition to providing the retainers described above, we reimburse non-employee directors for any reasonable expenses relating to their service as directors. Non-employee directors do not receive any additional meeting fees for attendance at meetings of the Board or its committees. A director who is also an employee of Adient receives no additional remuneration for services as a director of Adient.

We maintain a director share ownership policy that requires our directors to hold significant amounts of our ordinary shares. Our current share ownership policy requires our directors to hold an amount of Adient ordinary shares equal to five times the annual cash retainer within five years of their election or appointment to the Board. All of our directors either hold sufficient shares to comply with the share ownership policy guidelines or have additional time to acquire sufficient shares.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Julie L. Bushman	145,000	145,000	290,000
Peter H. Carlin	145,000	145,000	290,000
Jodi E. Eddy	145,000	145,000	290,000
Richard Goodman	165,000	145,000	310,000
José M. Gutiérrez	160,000	145,000	305,000
Frederick A. Henderson	230,000	230,000	460,000
Barb J. Samardzich	165,000	145,000	310,000
(1)    Amounts shown in this column reflect the cash portion of the annual retainer and the committee chair and Board chair fees earned for service during fiscal year 2025.
(2)    Amounts shown in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The equity grant portion of the regular annual retainer was granted on March 11, 2025, when the closing price per share of Adient ordinary shares was $14.33.

PROPOSAL FOUR:
AUTHORIZATION OF THE BOARD TO ISSUE SHARES UNDER IRISH LAW
Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Adient’s current authorization was most recently approved by its shareholders at its 2025 Annual General Meeting of Shareholders and authorizes the Board to issue shares up to 20% of the aggregate nominal value of the issued ordinary share capital of Adient as of January 15, 2025. This authorization will expire on September 11, 2026, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, Adient will have a limited ability to issue new ordinary shares after September 11, 2026.
In line with customary practice in Ireland and stakeholder expectations, we are seeking approval at the 2026 Annual General Meeting to issue up to a maximum of 20% of our issued ordinary share capital as of January 14, 2026 (the latest practicable date before this Proxy Statement), for a period expiring on the date which is 18 months from our 2026 Annual General Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose renewal of this authorization on a regular basis at our annual general meetings in future years.
Granting the Board authority to issue shares is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association pursuant to the terms set forth below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.
Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:
RESOLVED, that the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized to exercise all powers of Adient to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US$15,668.22 (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of Adient as of January 14, 2026 (the last practicable date before this Proxy Statement)) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by Adient; provided that Adient may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority by this resolution conferred had not expired.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL FIVE:
AUTHORIZATION OF THE BOARD TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS UNDER IRISH LAW
Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the preemption right). Our current authorization, most recently approved by our shareholders at our 2025 Annual General Meeting of Shareholders, will expire on September 11, 2026, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s authority to opt-out of the preemption right on the terms set forth below.
It has been customary practice in Ireland to seek shareholder authority to opt-out of the preemption rights provision in the event of (i) the issuance of shares in connection with any rights issue and (ii) the issuance of shares for cash if the issuance is limited to up to 20% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 12 to 18 months.
Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash without applying statutory preemption rights, up to a maximum of approximately 20% of Adient’s issued ordinary share capital as of January 14, 2026 (the latest practicable date before this Proxy Statement). The proposed authority is for a period expiring on the date which is 18 months from our 2026 Annual General Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose a renewal of this on a regular basis at our annual general meetings in future years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Constitution upon the terms below. Without this authorization, in each case where we issue shares for cash after September 11, 2026, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution will merely place us on equal footing with other NYSE-listed companies.
Seventy-five percent of the votes cast at the Annual General Meeting will be required to renew the authorization of the Board to opt out of statutory preemption rights. In addition, this proposal is conditional upon the approval of Proposal 4, as required by Irish law.
Accordingly, the following resolution will be submitted (as a special resolution as required under Irish law) to our shareholders for approval at the Annual General Meeting:
RESOLVED, that, subject to and conditional on the passing of the resolution in respect of Proposal 4 as set out in the Proxy Statement for this Annual General Meeting and with effect from the passing of this resolution, the directors be and they are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal 4 as if section 1022(1) of that Act did not apply to any such allotment, provided that this power shall be limited to:
(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of US$15,668.22 (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of Adient as of January 14, 2026 (the latest practicable date before this Proxy Statement)); and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that Adient may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning beneficial ownership of our ordinary shares by persons known to us to own more than five percent of Adient ordinary shares based upon information available furnished by the identified persons to the SEC as of the Record Date.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
Blackrock, Inc.(1) 50 Hudson Yards New York, NY 10001	12,681,039	16.2%
FMR LLC(2) 245 Summer Street Boston, MA 02210	6,797,997	8.7%
The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, PA 19355	4,309,625	5.5%
Dimensional Fund Advisors LP(4) 6300 Bee Cave Road, Building One Austin, TX 78746	4,215,764	5.4%
(1)    The amount shown for the number of ordinary shares beneficially held by Blackrock, Inc. was provided pursuant to the Schedule 13G/A filed April 23, 2025, with the SEC indicating beneficial ownership as of March 31, 2025. Blackrock, Inc. has sole voting power over 12,512,475 shares, sole investment power over 12,681,039 shares and no shared voting power or shared investment power.
(2)    The amount shown for the number of ordinary shares beneficially held by FMR LLC was provided pursuant to the Schedule 13G/A filed May 12, 2025, with the SEC indicating beneficial ownership as of March 31, 2025. FMR LLC has sole voting power over 6,779,082 shares, sole investment power over 6,797,997 shares and no shared voting power or shared investment power.
(3)    The amount shown for the number of ordinary shares beneficially held by The Vanguard Group, Inc. was provided pursuant to the Schedule 13G filed July 29, 2025, with the SEC indicating beneficial ownership as of June 30, 2025. The Vanguard Group, Inc. has no sole voting power, shared voting power over 163,752 shares, sole investment power over 4,046,855 shares and shared investment power over 262,770 shares.
(4)    The amount shown for the number of ordinary shares beneficially held by Dimensional Fund Advisors LP was provided pursuant to the Schedule 13G filed October 9, 2025, with the SEC indicating beneficial ownership as of September 30, 2025. Dimensional Fund Advisors LP has sole voting power over 4,105,918 shares, sole investment power over 4,215,764 shares and no shared voting power or shared investment power.

Share Ownership of Directors and Executive Officers
The following table lists beneficial ownership of our ordinary shares, as defined by SEC rules, as of the Record Date for the persons and group specified. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The address of each director, director nominee and current executive officer shown in the table below is c/o Adient plc, Attn: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned(1)	Percentage of Outstanding	Share Units(2)
Julie L. Bushman	51,458	*	—
Peter H. Carlin	38,470	*	—
James D. Conklin	19,638	*	77,240
Jerome J. Dorlack	277,044	*	409,138
Jodi E. Eddy	16,343	*	—
Richard Goodman	50,777	*	—
José M. Gutiérrez	47,141	*	—
Frederick A. Henderson	92,185	*	—
Jian James Huang	—	*	126,259
Mark A. Oswald	32,760	*	98,302
Barb J. Samardzich	50,388	*	—
Heather M. Tiltmann	64,260	*	72,512
All current directors and executive officers as a group (15 persons)	735,239	*	862,083
*    Less than 1.0%.
(1)    The balance includes all ordinary shares over which the person holds or shares voting and/or investment power.
(2)    Reflects ordinary shares subject to unvested RSUs that will be settled in shares upon vesting, and for Mr. Huang, ordinary shares subject to unvested RSUs that will be settled in cash upon vesting. These amounts do not represent voting rights and are not included in the amounts in the “Ordinary Shares Beneficially Owned” column.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our directors and certain officers file reports of ownership and changes of ownership of our ordinary shares with the SEC and the NYSE. We believe that during our fiscal year ended September 30, 2025, our officers and directors complied with all such filing requirements.

OTHER MATTERS AT THE ANNUAL GENERAL MEETING
The Board does not know of any other matters that will be presented at the Annual General Meeting, but if other matters do properly come before the meeting, it is intended that the named proxies – Mr. Henderson and Ms. Tiltmann – will vote according to their best judgment.
By Order of the Board of Directors,

Heather M. Tiltmann
Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary
Dated: January 21, 2026

in order for your votes to be cast. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

ADIENT PLC
25 NORTH WALL QUAY
DUBLIN 1, IRELAND

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM ET on March 8, 2026 (or for shares held through a company sponsored 401(k) plan no later than 11:59 PM ET on March 5, 2026). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM ET on March 8, 2026 (or for shares held through a company sponsored 401(k) plan no later than 11:59 PM ET on March 5, 2026). Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V80975-P39889-Z91406

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADIENT PLC

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Julie L. Bushman	☐	☐	☐
1b. Peter H. Carlin	☐	☐	☐
1c. Jerome J. Dorlack	☐	☐	☐
1d. Jodi E. Eddy	☐	☐	☐
1e. Richard Goodman	☐	☐	☐
1f. José M. Gutiérrez	☐	☐	☐
1g. Frederick A. Henderson	☐	☐	☐
1h. Barb J. Samardzich	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such matters as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V80976-P39889-Z91406

Adient plc
Annual General Meeting of Shareholders
March 10, 2026 12:30 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Frederick A. Henderson and Heather M. Tiltmann, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the ordinary shares of Adient plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 12:30 PM, local time, on March 10, 2026, at the Clayton Hotel Dublin Airport Central, Dublin, Ireland, and any adjournment or postponement thereof.

A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak, vote and demand or join in demanding a poll instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Frederick A. Henderson and Heather M. Tiltmann, please contact the Office of the Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast.

Continued and to be signed on reverse side